Exhibit (a) (1) (A)
OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK

OF

PORTEC RAIL PRODUCTS, INC.

BY

FOSTER THOMAS COMPANY
A WHOLLY OWNED SUBSIDIARY

OF

L.B. FOSTER COMPANY

AT

$11.71 NET PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MARCH 25, 2010, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF FEBRUARY 16, 2010 (THE “MERGER AGREEMENT”), BY AND AMONG PORTEC RAIL PRODUCTS, INC. (“PORTEC” OR THE “COMPANY”), L.B. FOSTER COMPANY (“L.B. FOSTER”) AND FOSTER THOMAS COMPANY, A WHOLLY OWNED SUBSIDIARY OF L.B. FOSTER (“PURCHASER”). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, $1.00 PAR VALUE PER SHARE, OF PORTEC (“COMPANY COMMON SHARES” OR “SHARES”), THAT REPRESENTS AN AMOUNT EQUAL TO THAT NUMBER OF COMPANY COMMON SHARES THAT (INCLUDING THE SHARES TENDERED UNDER THE TENDER AND VOTING AGREEMENT (AS DEFINED BELOW)) IMMEDIATELY PRIOR TO THE ACCEPTANCE FOR PAYMENT OF COMPANY COMMON SHARES PURSUANT TO THE OFFER REPRESENTS AT LEAST SIXTY-FIVE PERCENT OF THE SUM OF (A) THE AGGREGATE NUMBER OF COMPANY COMMON SHARES OUTSTANDING IMMEDIATELY PRIOR TO THE ACCEPTANCE OF COMPANY COMMON SHARES PURSUANT TO THE OFFER, PLUS (B) THE AGGREGATE NUMBER OF COMPANY COMMON SHARES ISSUABLE UPON THE EXERCISE OF ANY OPTION, WARRANT, OTHER RIGHT TO ACQUIRE CAPITAL STOCK OF PORTEC OR OTHER SECURITY EXERCISABLE OR CONVERTIBLE FOR COMPANY COMMON SHARES OR OTHER CAPITAL STOCK OF PORTEC OUTSTANDING IMMEDIATELY PRIOR TO THE ACCEPTANCE OF COMPANY COMMON SHARES PURSUANT TO THE OFFER AND (II) ANY WAITING PERIOD (AND ANY EXTENSION THEREOF) APPLICABLE TO THE CONSUMMATION OF THE OFFER AND THE MERGER UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND ANY OTHER ANTITRUST OR COMPETITION LAWS HAVING EXPIRED OR BEEN TERMINATED. THE OFFER ALSO IS SUBJECT TO OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14 — “CONDITIONS OF THE OFFER.”

PORTEC HAS INFORMED US THAT, AS OF FEBRUARY 16, 2010, THERE WERE (I) 9,602,029 SHARES OUTSTANDING, AND (II) A TOTAL OF 139,000 SHARES ISSUABLE UPON THE EXERCISE OF OUTSTANDING OPTIONS. BASED UPON THE FOREGOING, WE BELIEVE THE MINIMUM CONDITION WOULD BE SATISFIED IF AT LEAST 6,331,669 SHARES ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE, ASSUMING NO ADDITIONAL SHARE ISSUANCES BY PORTEC. THE ACTUAL NUMBER OF SHARES REQUIRED TO BE TENDERED TO SATISFY THE MINIMUM CONDITION WILL DEPEND UPON THE ACTUAL NUMBER OF SHARES OUTSTANDING AT THE EXPIRATION DATE AND THE NUMBER OF SHARES TENDERED IN THE OFFER PURSUANT TO THE GUARANTEED DELIVERY PROCEDURES DESCRIBED HEREIN AS TO WHICH DELIVERY HAS NOT BEEN COMPLETED.

PORTEC HAS REPRESENTED TO US IN THE MERGER AGREEMENT THAT THE BOARD OF DIRECTORS OF PORTEC UNANIMOUSLY (I) DETERMINED THAT THE MERGER AGREEMENT AND THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, (II) APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER, IN ACCORDANCE WITH THE WEST VIRGINIA BUSINESS CORPORATION ACT, (III) APPROVED THE TENDER AND VOTING AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, (IV) RESOLVED TO RECOMMEND THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES AND APPROVE OF THE MERGER AGREEMENT AND THE MERGER, (V) IRREVOCABLY RESOLVED TO ELECT, TO THE EXTENT OF THE COMPANY’S BOARD OF DIRECTORS’ POWER AND AUTHORITY AND TO THE EXTENT PERMITTED BY LAW, NOT TO BE SUBJECT TO ANY OTHER “MORATORIUM”, “CONTROL SHARE ACQUISITION”, “BUSINESS COMBINATION”, “FAIR PRICE” OR OTHER FORM OF ANTI-TAKEOVER LAWS AND REGULATIONS OF ANY JURISDICTION THAT MAY BE APPLICABLE TO THE MERGER AGREEMENT, TENDER AND VOTING AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THOSE AGREEMENTS.

IMPORTANT

Any Portec shareholder wishing to tender Shares in the Offer must either (i) complete and sign the letter of transmittal (or a facsimile) in accordance with the instructions in the letter of transmittal, and mail or deliver the letter of transmittal and all other required documents to Computershare Trust Company, N.A. (the “Depositary”) together with certificates representing Shares tendered or follow the procedure for book-entry transfer set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” or (ii) request the Portec shareholder’s broker, dealer, commercial bank, trust company or other nominee to effect the tender of Shares to Purchaser. A Portec shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that person if the Portec shareholder wishes to tender those Shares.

Any Portec shareholder that wishes to tender Shares and cannot deliver certificates representing those Shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined below) or that cannot comply with the procedures for book-entry transfer on a timely basis may tender the Shares pursuant to the guaranteed delivery procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.” Questions and requests for assistance may be directed to The Altman Group, (the “Information Agent”), at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the letter of transmittal, the notice of guaranteed delivery and other related materials may be obtained from the Information Agent. The Portec shareholders also may contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

February 26, 2010

Summary Term Sheet

Securities Sought:	All outstanding common stock of Portec Rail Products, Inc.

Price Offered Per Share:	$11.71 net to you in cash, without interest thereon and less any applicable withholding or stock transfer taxes

Scheduled Expiration Date:	12:00 midnight, New York City time, on March 25, 2010, unless extended

Purchaser:	Foster Thomas Company, a wholly owned subsidiary of L.B. Foster

Minimum Condition:	There being validly tendered and not withdrawn prior to the expiration of the Offer a number of shares of common stock, $1.00 par value per share, of Portec (“Company Common Shares” or “Shares”), that represents an amount equal to a number of Company Common Shares that (including the shares tendered under the Tender and Voting Agreement (as defined below)) immediately prior to the acceptance for payment of Company Common Shares pursuant to the Offer represents at least sixty-five percent of the sum of (i) the aggregate number of Company Common Shares outstanding immediately prior to the acceptance of Company Common Shares pursuant to the Offer, plus (ii) the aggregate number of Company Common Shares issuable upon the exercise of any option, warrant, other right to acquire capital stock of the Company or other security exercisable or convertible for Company Common Shares or other capital stock of the Company outstanding immediately prior to the acceptance of Company Common Shares pursuant to the Offer.

According to the information supplied by Portec, as of February 16, 2010, the required minimum number of shares would have been 6,331,669 Portec Shares.

Tender and Voting Agreement	Holders of Portec common stock who collectively beneficially own approximately 30.5% of the outstanding common stock, including all executive officers and directors of Portec have agreed to tender their Shares to L.B. Foster (the “Tender and Voting Agreement”).

Top-Up Option	If L.B. Foster does not own at least one share more than 90% of the total outstanding Shares after acceptance of the Shares tendered in the Offer, L.B. Foster has the option, subject to certain limitations, to purchase from Portec up to that number of newly issued Shares sufficient to cause L.B. Foster to own one share more than 90% of the total outstanding Shares (including the shares issued pursuant to the exercise of this option) at a price per Share equal to the Offer Price.

Portec Board Recommendation:	Portec’s Board of Directors unanimously recommends the Portec shareholders tender into the Offer.

Principal Terms

•	L.B. Foster, a Pennsylvania corporation, through its wholly owned subsidiary, is offering to buy all outstanding common stock of Portec Rail Products, Inc., a West Virginia corporation.

•	The tender price is $11.71 per share net to you in cash, without interest thereon and less any applicable withholding or stock transfer taxes.

•	The Offer is the first step in L.B. Foster’s plan to acquire all outstanding Portec Shares, as provided in agreement and plan of merger dated as of February 16, 2010 between L.B. Foster and Portec (the “Merger Agreement”). If the Offer is successful, L.B. Foster, through its wholly owned subsidiary, will acquire all remaining Portec Shares in a later merger for $11.71 per share in cash (the “Merger”).

•	Under Section 31D-11-1105 of the West Virginia Business Corporation Law, if Purchaser acquires, pursuant to the Offer, the Top-up Option or otherwise, at least 90% of the outstanding Shares, Purchaser will be able to effect the Merger

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without the approval of the Portec shareholders, and is required to do so under the Merger Agreement, after consummation of the Offer without a vote of Portec shareholders. However, if Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, a vote at a meeting of Portec shareholders is required under West Virginia law, and a significantly longer period of time will be required to effect the Merger.

•	Under Sections 31D-13-1301 et seq. of the West Virginia Business Corporation Law, the holders of Portec Shares will have dissenters’ rights in the Merger. In no event do Portec shareholders have dissenters’ rights in the Offer.

•	The initial offering period of the Offer will expire at 12:00 midnight, New York City time, on Thursday, March 25, 2010 unless we extend the Offer. If certain conditions are not met, we may, (and in certain circumstances shall be required to at the request of Portec) without the consent of Portec, elect to provide an extension to the scheduled expiration date. If the election to extend the expiration date is made by Purchaser, the extension may be for such amount of time as is reasonably necessary to cause the conditions to be satisfied, subject to applicable SEC rules; provided, that, if the validly tendered Shares is greater than sixty-five percent, but less than ninety percent of the fully-diluted outstanding shares of Portec, the expiration date may only be extended an additional twenty business days. If Portec causes Purchaser to extend the expiration date, the expiration date will be extended for a period of ten business days beginning immediately after the expiration date of the Offer. We may also, at our discretion, provide for a subsequent offering period in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended.

•	If we decide to extend the Offer, we will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the Offer.

•	Pursuant to a Tender and Voting Agreement entered into with L.B. Foster and Purchaser, holders of Portec common stock who collectively beneficially own approximately 30.5% of the outstanding common stock of Portec have agreed to tender their Shares to L.B. Foster.

Portec Board Recommendation

The board of directors of Portec unanimously:

•	determined that the Merger Agreement and the Offer and the Merger are fair to and in the best interests of the Company and its shareholders, approved and adopted the Merger Agreement and the transaction contemplated by the Merger Agreement, including the Offer and the Merger, in accordance with the West Virginia Business Corporation Act,

•	approved and adopted the Merger Agreement, Tender and Voting Agreement and the transactions contemplated by the those agreements, including the Offer and the Merger, in accordance with the West Virginia Business Corporation Act, and

•	recommends that the Portec shareholders accept the Offer and tender their Portec Shares under the Offer to Purchaser.

Conditions and Termination

We are not required to complete the Offer, unless:

•	There being validly tendered and not withdrawn prior to the expiration of the Offer a number of Company Common Shares that represents an amount equal to a number of Company Common Shares that (including the Shares tendered under the Tender and Voting Agreement) immediately prior to the acceptance for payment of Company Common Shares pursuant to the Offer represents at least sixty-five percent of the sum of (a) the aggregate number of Company Common Shares outstanding immediately prior to the acceptance of Company Common Shares pursuant to the Offer, plus (b) the aggregate number of Company Common Shares issuable upon the exercise of any option, warrant, other right to acquire capital stock of the Company or other security exercisable or convertible for Company Common Shares or other capital stock of the Company outstanding immediately prior to the acceptance of Company Common Shares pursuant to the Offer and

•	Any waiting period (and any extension thereof) applicable to the consummation of the Offer and the Merger under the Hart-Scott-Rodino antitrust improvements act of 1976, as amended, or any other applicable antitrust or competition related law, having expired or been terminated.

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Other conditions to the Offer and L.B. Foster’s and Portec’s respective rights to terminate the Merger Agreement are described in Section 11— “Transaction Agreements” — “Merger Agreement” — “Termination” and Section 14— “Conditions of the Offer” of this Offer to Purchase. The Offer is not conditioned on L.B. Foster obtaining financing.

Procedures for Tendering

If you wish to accept the Offer, this is what you must do:

•	If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed letter of transmittal and send it with your stock certificate to the Depositary for the Offer or follow the procedures described in this Offer to Purchase and the enclosed letter of transmittal for book-entry transfer. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the letter of transmittal in Section 2— “Acceptance for Payment and Payment for Shares” and Section 3— “Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase.

•	If you are a record holder but your stock certificate is not available or you cannot deliver your stock certificate to the depositary before the Offer expires, you may be able to tender your Portec Shares using the enclosed notice of guaranteed delivery. Please call the Information Agent, The Altman Group, at (877) 864-5053 (Toll-Free) or (201) 806-7300 (Collect) for assistance. See Sections 2— “Acceptance for Payment and Payment for Shares” and Section 3— “Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase for further details.

•	If you hold your Portec Shares through a broker or bank, you should contact your broker or bank and give instructions that your Portec Shares should be tendered.

Withdrawal Rights

•	If, after tendering your Portec Shares in the Offer, you decide that you do not want to accept the Offer, you can withdraw your Portec Shares by so instructing the depositary in writing before the Offer expires. If you tendered your Portec Shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your Portec Shares. See Section 4— “Withdrawal Rights” of this Offer to Purchase for further details.

Recent Portec Trading Prices

•	The closing price for Portec Shares was:

$11.23 per share on February 16, 2010, the last trading day before we announced the Merger Agreement, and $11.70 per share on February 25, 2010, the last trading day before the date of this Offer to Purchase.

Before deciding whether to tender, you should obtain a current market quotation for the Shares.

•	If the Offer is successful, we expect the Portec Shares to continue to be traded on the NASDAQ Global Market until the time of the Merger, although we expect trading volume to be significantly below its pre-offer level. Please note that the time period between completion of the Offer and the Merger may be very short (i.e., less than one trading day).

Income Tax Consequences of Tendering Your Portec Shares

•	The sale or exchange of Portec Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a Portec shareholder that sells Portec Shares pursuant to the Offer or receives cash in exchange for Portec Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the Portec shareholder’s tax basis in

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the Portec Shares sold or exchanged. See Section 5— “Material United States Federal Income Tax Consequences” of this Offer to Purchase for further details.

Further Information

•	If you have questions about the Offer, you can call:

The Information Agent for the Offer is:

1200 Wall Street West
Lyndhurst, New Jersey 07071
Call Toll-Free: (877) 864-5053
Bank and Brokers call: (201)- 806-7300

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Frequently Asked Questions

The following are answers to some of the questions you, as a Portec shareholder, may have about the Offer. We urge you to carefully read the remainder of this Offer to Purchase and the letter of transmittal and the other documents to which we have referred because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the letter of transmittal.

Who is offering to buy my securities?

We are Foster Thomas Company, a West Virginia corporation formed for the purpose of making this acquisition. We are a wholly owned subsidiary of L.B. Foster. See the “Introduction” to this Offer to Purchase and Section 9 — “Information Concerning L.B. Foster and Purchaser” in this Offer to Purchase.

Will I have to pay any fees or commissions?

If you are the record owner of your Portec Shares and you directly tender your Portec Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Portec Shares through a broker or other nominee, and your broker tenders your Portec Shares on your behalf, your broker or nominee may charge you a fee or commission for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Have any Portec shareholders agreed to tender their Shares?

Yes. Pursuant to a Tender and Voting Agreement entered into with L.B. Foster and Purchaser, holders of Portec common stock who collectively beneficially own approximately 30.5% of the outstanding common stock (or approximately 30.0% on a fully diluted basis) have agreed to tender their Shares to L.B. Foster.

The Tender and Voting Agreement provides, among other things, that these shareholders:

•	agreed to tender all outstanding Shares beneficially owned as of the date of the tender, including Shares acquired subsequent to the shareholder tender agreement;

•	agreed to, at any meeting of the shareholders of Portec, vote all Shares in favor of the Merger Agreement, against any other takeover proposal, and against any action that would delay the Offer;

•	granted an irrevocable proxy to the officers of L.B. Foster, or their successors, to vote all Shares owned by the shareholder in favor of adopting the Merger Agreement and against any other takeover proposal; and

•	agreed not to transfer any Shares without the prior written consent of L.B. Foster.

The Tender and Voting Agreement contains other important terms and provisions that limit these shareholders’ actions with respect to their Portec Shares. See Section 11— “Transaction Agreements” — “The Tender and Voting Agreement” in this Offer to Purchase for a description of the material terms of the Tender and Voting Agreement.

Do you have the financial resources to make payment?

Yes. L.B. Foster, our parent company, will provide us with sufficient funds to purchase all Shares validly tendered in the Offer and to provide funding for our acquisition of the remaining Shares in the Merger, which is expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. The Offer is not conditioned upon any financing arrangements. L.B. Foster will obtain the necessary funds from its current cash or short term investments. See Section 12 — “Source and Amount of Funds” of this Offer to Purchase.

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Is your financial condition relevant to my decision to tender my Shares in the Offer?

No. We do not think our financial condition is relevant to your decision whether to tender your Portec Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	we, through our parent company, L.B. Foster, have sufficient funds and financial resources available to purchase all Shares validly tendered in the Offer;

•	the Offer is not subject to any financing condition; and

•	if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger.

See Section 12 — “Source and Amount of Funds” in this Offer to Purchase.

Will the Offer be followed by a merger?

Yes, unless the conditions to the Merger are not satisfied or waived. If we accept for payment and pay for at least a number of Company Common Shares that (including the Shares tendered under the Tender and Voting Agreement) immediately prior to the acceptance for payment of Company Common Shares pursuant to the Offer represents at least sixty-five percent of the sum of (a) the aggregate number of Company Common Shares outstanding immediately prior to the acceptance of Company Common Shares pursuant to the Offer, plus (b) the aggregate number of Company Common Shares issuable upon the exercise of any option, warrant, other right to acquire capital stock of the Company or other security exercisable or convertible for Company Common Shares or other capital stock of the Company outstanding immediately prior to the acceptance of Company Common Shares pursuant to the Offer and the other conditions are satisfied or waived, Purchaser will merge with and into Portec. That number assumes that no Shares or options to acquire Shares are issued after February 26, 2010 and assuming that no Portec shareholder that is a party to the Tender and Voting Agreement purchases or sells any Shares other than pursuant to the Offer. If the Merger takes place, L.B. Foster will own all of the Portec Shares, and all the remaining Portec shareholders, other than the Portec dissenting shareholders, that properly exercise appraisal rights, will receive $11.71 per Portec share in cash. See the “Introduction” to this Offer to Purchase. See also Section 11 — “Transaction Agreements” — “The Merger Agreement” and Section 14 — “Conditions of the Offer” in this Offer to Purchase for a description of the conditions to the Merger.

Under Section 31D-11-1105 of the West Virginia Business Corporation Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, Purchaser may be able to effect the Merger, and is required to do so under the Merger Agreement, after consummation of the Offer without a vote of the Portec shareholders. However, if Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, approval of the Merger requires the affirmative vote of holders of a majority of the outstanding Shares.

Who should I call if I have questions about the tender offer? Where do I get additional copies of the Offer documents?

The Altman Group is acting as the Information Agent. You may call The Altman Group at (201) 806-7300 or toll-free at (877) 864-5053. See the back cover of this Offer to Purchase.

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To: All Holders of Shares of Common Stock of Portec Rail Products, Inc.:

Introduction

Foster Thomas Company (“Purchaser”), a West Virginia corporation and a wholly owned subsidiary of L.B. Foster Company, a Pennsylvania corporation (“L.B. Foster”), is offering to purchase all outstanding shares (“Shares” or “Company Common Shares”) of common stock of Portec Rail Products, Inc., a West Virginia corporation (“Portec” or the “Company”), at a purchase price of $11.71 per Share (the “Per Share Amount”), net to the seller in cash, without interest and less any applicable withholding and stock transfer tax on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements to the Offer to Purchase and the Letter of Transmittal, collectively constitute the “Offer”).

The tendering Portec shareholders that are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Portec shareholders that hold their Shares through bankers or brokers should check with those institutions as to whether or not they charge any service fee. However, if a Portec shareholder does not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, he or she may be subject to a required backup United States federal income tax withholding of 28% of the gross proceeds payable to that Portec shareholder. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.” L.B. Foster will pay all charges and expenses of Computershare Trust Company, N.A., as Depositary and The Altman Group, as Information Agent, incurred in connection with the Offer. See Section 16 — “Fees and Expenses.”

Portec has represented to us in the Merger Agreement that the Board of Directors of Portec unanimously (i) determined that the Merger Agreement and the Offer and the Merger are fair to and in the best interests of the Company and its shareholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, in accordance with the West Virginia Business Corporation Act, (iii) approved the Tender and Voting Agreement and the transactions contemplated thereby, (iv) resolved to recommend that the shareholders of the Company accept the Offer and tender their Shares and approve of the Merger Agreement and the Merger, (v) irrevocably resolved to elect, to the extent of the Company’s board of directors’ power and authority and to the extent permitted by law, not to be subject to any other “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover laws and regulations of any jurisdiction that may be applicable to the Merger Agreement, Tender and Voting Agreement or the transactions contemplated by those agreements.

Purchaser is not required to purchase any Shares unless Shares representing that number of Company Common Shares that (including the Shares tendered under the Tender and Voting Agreement) immediately prior to the acceptance for payment of Company Common Shares pursuant to the Offer represents at least sixty-five percent of the sum of (a) the aggregate number of Company Common Shares outstanding immediately prior to the acceptance of Company Common Shares pursuant to the Offer, plus (b) the aggregate number of Company Common Shares issuable upon the exercise of any option, warrant, other right to acquire capital stock of the Company or other security exercisable or convertible for Company Common Shares or other capital stock of the Company outstanding immediately prior to the acceptance of Company Common Shares pursuant to the Offer (the “Minimum Condition”).

Portec has informed L.B. Foster and Purchaser that, as of February 16, 2010, there were (i) 9,602,029 Shares issued and outstanding and (ii) outstanding options to purchase an aggregate of 139,000 Shares under Portec’s stock plans. Based on these numbers, and assuming that no Shares or options to acquire Shares are issued after February 26, 2010 and assuming that no Portec shareholder party to the Tender and Voting Agreement purchases or sells any Shares other than pursuant to the Offer, the Minimum Condition will be satisfied if at least 6,331,669 Shares are validly tendered and not withdrawn prior to the expiration of the Offer.

As a condition and inducement to L.B. Foster and Purchaser’s entering into the Merger Agreement, certain stockholders of Portec, including all executive officers and directors of Portec, who, as of February 16, 2010, held the power to dispose of 2,926,186 Shares, concurrently with the execution and delivery of the Merger Agreement entered into the Tender and Voting Agreement (“Tender and Voting Agreement”), dated February 16, 2010, with L.B. Foster and Purchaser. Under the Tender and Voting Agreement, Portec shareholders party thereto agreed, among other things, to tender the Shares then held by them in the Offer. See Section 11 — “Transaction Agreements” — “The Tender and Voting Agreement.”

The Tender and Voting Agreement provides, among other things, that these shareholders:

•	agreed to tender all outstanding Shares beneficially owned as of the date of the tender, including Shares acquired subsequent to the shareholder tender agreement;

•	agreed to, at any meeting of the shareholders of Portec, vote all Shares in favor of the Merger Agreement, against any other takeover proposal, and against any action that would delay the Offer;

•	granted an irrevocable proxy to the officers of L.B. Foster, or their successors, to vote all Shares owned by the shareholder in favor of adopting the Merger Agreement and against any other takeover proposal; and

•	agreed not to transfer any Shares without the prior written consent of L.B. Foster.

The Merger Agreement provides that, without the prior written consent of Portec, Purchaser will not (i) decrease the Offer Price, (ii) decrease the aggregate number of Company Common Shares sought, (iii) change the form of consideration to be paid pursuant to the Offer, (iv) amend or waive the Minimum Condition, (v) impose conditions to the Offer in addition to those included in the Merger Agreement, (vi) except as described below in Section 1 — “Terms of the Offer”, extend the Offer, (vii) amend or waive the conditions set forth in clauses (ii)(a) and (b) of the conditions set forth in Section 14 — “Conditions of the Offer” or (viii) amend any other term or condition of the Offer in any manner which is adverse to the holders of Company Common Shares, it being agreed that a waiver by Purchaser of any condition in its discretion shall not be deemed to be adverse to the holders of Company Common Shares. The Offer also is subject to certain other terms and conditions. See Sections 1 — “Terms of the Offer,” 14 — “Conditions of the Offer” and 15 — “Legal Matters; Required Regulatory Approvals.”

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will purchase all Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” on or prior to the Expiration Date. “Expiration Date” means 12:00 midnight, New York City time, on Thursday, March 25, 2010, unless Purchaser determines to extend the period of time for which the initial offering period of the Offer is open, in which case “Expiration Date” will mean the time and date at which the initial offering period of the Offer, as so extended, will expire. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Purchaser is making the Offer pursuant to the Agreement and Plan of Merger, dated as of February 16, 2010 by and among Portec, L.B. Foster and Purchaser (the “Merger Agreement”). Following the consummation of the Offer and the satisfaction or waiver of certain conditions, Portec will merge with Purchaser (the “Merger”), with Portec continuing as the surviving corporation and wholly-owned subsidiary of L.B. Foster after the Merger. In the Merger, each outstanding Share that is not owned by Portec or by L.B. Foster, Purchaser or any of their subsidiaries (other than Shares held by Portec shareholders that perfect their appraisal rights under the West Virginia Business Corporation Law) will be converted into the right to receive $11.71 net in cash, or any higher price paid per Share in the Offer (the “Merger Consideration”). Section 11— “Transaction Agreements” — “Merger Agreement” contains a more detailed description of the Merger Agreement. Section 5 describes the principal United States federal income tax consequences of the sale of Shares in the Offer (including any Subsequent Offering Period) and the Merger.

Chaffe & Associates, Inc. (“Portec’s Financial Advisor”) has delivered to Portec a written opinion, dated February 11, 2010, to the effect that, as of that date, and based upon and subject to certain matters stated in its opinion, the consideration to be received in the Offer and the Merger by the Portec shareholders is fair, from a financial point of view, to the Portec shareholders. A copy of Portec’s Financial Advisors’ opinions is included with Portec’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being mailed with this Offer to Purchase, and Portec shareholders are urged to read the opinions in their entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by Portec’s Financial Advisors.

Approval of the Merger requires the affirmative vote of holders of a majority of the outstanding Shares. As a result, if the Minimum Condition and the other conditions to the Offer are satisfied or waived and the Offer is completed, Purchaser will own a sufficient number of Shares to ensure that the Merger will be approved by Portec shareholders.

The Offer is conditioned upon the fulfillment of the conditions described in Section 14 — “Conditions of the Offer.” The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, March 25, 2010, unless the Offer is extended.

This Offer to Purchase and the related Letter of Transmittal contain important information that Portec shareholders should read carefully before making any decision with respect to the Offer.

1.	Terms of the Offer

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will purchase all Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” on or prior to the Expiration Date. If, at the Expiration Date, the conditions to the Offer described in Section 14 — “Conditions of the Offer” have not been satisfied or earlier waived, then, subject to the provisions of the Merger Agreement, Purchaser may extend the Expiration Date. If the election to extend the Expiration Date is made by Purchaser, the extension may be for such amount of time as is reasonably necessary to cause the conditions to be satisfied, subject to applicable SEC rules; provided, that, if all conditions have been met and the validly tendered Shares is greater than sixty-five percent, but less than ninety percent of the fully-diluted outstanding Shares of Portec, L.B. Foster may extend the Offer by no more than twenty business days. If Portec causes Purchaser to extend the Expiration Date, the Expiration Date will be extended for a period of ten business days beginning immediately after the Expiration Date of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw your Shares. Portec shareholders may withdraw their Shares previously tendered at any time prior to the Expiration Date as it may be extended from time to time. See Section 4 — “Withdrawal Rights.”

Any extension, delay, termination, waiver or amendment will be followed promptly by public announcement. The announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Securities Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Securities Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of material changes), and without limiting the manner in which L.B. Foster and Purchaser may choose to make any public announcement, L.B. Foster and Purchaser will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to a national news service.

The Merger Agreement also provides that we may in our sole discretion make available a subsequent offering period (a “Subsequent Offering Period”) in accordance with Rule 14d-11 of the Exchange Act after we have accepted and paid for all of the Company Common Shares tendered in the initial offer period. A Subsequent Offering Period would be an additional period of time of at least three business days following the Expiration Date, during which stockholders may tender Shares not tendered in the Offer and receive the same Offer Price paid in the Offer. During a Subsequent Offering Period, the Purchaser will immediately accept and promptly pay for Shares as they are tendered, and tendering stockholders will not have withdrawal rights. We do not currently intend to provide a Subsequent Offering Period for the Offer, although we reserve the right to do so. If we elect to provide a Subsequent Offering Period, we will issue a press release to that effect no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date.

Subject to the applicable regulations of the Commission and the terms of the Merger Agreement, Purchaser also reserves the right, in Purchaser’s sole discretion, at any time or from time to time, to (a) delay purchase of, or, payment for, any Shares, pending receipt of any regulatory or governmental approvals specified in Section 15 — “Legal Matters; Required Regulatory Approvals”; or if any condition referred to in Section 14 has not been satisfied or upon the occurrence of any event specified in Section 14 — “Conditions of the Offer”; (b) after the Expiration Date, allow the Offer to expire if any condition referred to in Section 14 has not been satisfied or upon the occurrence of any event specified in Section 14 — “Conditions of the Offer”; and (c) except as set forth in the Merger Agreement, waive any condition to the Offer (other than the Minimum Condition and the conditions set forth in subclauses (ii)(a) and (b) described in Section 14 — “Conditions of the Offer), which only may be waived with Portec’s prior written consent) or otherwise amend the Offer in any respect; in each case, by giving oral followed by written notice of the delay, termination, waiver or amendment to the Depositary. Purchaser acknowledges (a) that Rule 14e-1(c) under the Securities Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (b) that Purchaser may not delay purchase of, or payment for (except as provided in clause (a) of the preceding sentence), any Shares upon the occurrence of any event specified in Section 14 without extending the period of time during which the Offer is open. The rights Purchaser reserves in this paragraph are in addition to its rights pursuant to Section 14 — “Conditions of the Offer.”

If Purchaser makes a material change in the terms of the Offer, or if Purchaser waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law and the applicable regulations of the Commission. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the Commission’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten-business-day period from the date of the change is generally required to allow for adequate dissemination to shareholders. Accordingly, if, prior to the Expiration Date, Purchaser decreases the number of Shares being sought, or increases or decreases (with Portec’s consent) the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to Portec shareholders, Purchaser will extend the Offer at least until the expiration of that period of ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition. See Section 14 — “Conditions of the Offer.”

Consummation of the Offer also is conditioned upon expiration or termination of all waiting periods imposed by the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations promulgated thereunder, the “HSR Act”) and any other applicable antitrust or competition related law and the satisfaction or waiver of other conditions set forth in Section 14 — “Conditions of the Offer.” Purchaser reserves the right (but is not obligated), in accordance with applicable rules and regulations of the Commission and with the Merger Agreement, to waive any or all of those conditions other than the Minimum Condition and the conditions set forth in subclauses (ii)(a) and (b) of Section 14 — “Conditions of the Offer”, which may only be waived with Portec prior written consent. If, by the Expiration Date, any or all of those conditions have not been satisfied, Purchaser may, in the exercise of its good faith judgment, elect to (a) extend the Offer as described above in this Section 1— “Terms of the Offer”; (b) waive all of the unsatisfied conditions (other than the Minimum Condition and the conditions set forth in subclauses (ii)(a) and (b) of Section 14 — “Conditions of the Offer”), and, subject to complying with applicable rules and regulations of the Commission, accept for payment all Shares so tendered; or (c) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering Portec shareholders. In the event that Purchaser waives any condition set forth in Section 14, the Commission may, if the waiver is deemed to constitute a material change to the information previously provided to Portec shareholders, require that the Offer remain open for an additional period of time and/or that L.B. Foster and Purchaser disseminate information concerning such waiver.

Portec has provided L.B. Foster and Purchaser with its shareholder lists and security position listings for the purpose of disseminating the Offer to Portec shareholders. L.B. Foster and Purchaser will mail this Offer to Purchase, the related Letter of Transmittal and other relevant materials to record holders of Shares, and L.B. Foster and Purchaser will furnish the materials to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the security holder lists or, if applicable, that are listed as participants in a clearing agency’s security position listing, for forwarding to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if Purchaser extends or amends the Offer, the terms and conditions of the Offer as so extended or amended) and the applicable regulations of the Commission, Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn (as permitted by Section 4 — “Withdrawal Rights”) prior to the Expiration Date, promptly after the Expiration Date following the satisfaction or waiver of the conditions to the Offer set forth in Section 14 — “Conditions of the Offer.”

For information with respect to approvals that L.B. Foster and Purchaser are required to obtain prior to the completion of the Offer, including under the HSR Act and other laws and regulations, see Section 15 — “Legal Matters; Required Regulatory Approvals.”

In all cases, Purchaser will pay for Shares purchased in the Offer only after timely receipt by the Depositary of (a) certificates representing the Shares (“Share Certificates”) or timely confirmation (a “Book-Entry Confirmation”) of the book-entry transfer of the Shares into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”; (b) the appropriate Letter of Transmittal (or a facsimile), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined below) in connection with a book-entry transfer; and (c) any other documents that the Letter of Transmittal requires.

“Agent’s Message” means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which message states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce that agreement against the participant.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance of the Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering Portec shareholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering Portec shareholders.

Under no circumstances will Purchaser pay interest on the purchase price for Shares.

If Purchaser does not purchase any tendered Shares pursuant to the Offer for any reason, or if you submit Share Certificates representing more Shares than you wish to tender, Purchaser will return Share Certificates representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

If, prior to the Expiration Date, Purchaser increases the price offered to Portec shareholders in the Offer, Purchaser will pay the increased price to all Portec shareholders from whom Purchaser purchases Shares in the Offer, whether or not Shares were tendered before the increase in price. As of the date of this Offer to Purchase, we have no intention to increase the price in the Offer.

Purchaser reserves the right, subject to the provisions of the Merger Agreement, to transfer or assign, in whole or from time to time in part, to one or more of wholly-owned subsidiaries of L.B. Foster, the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment in the Offer. In addition, any such transfer or assignment may require the Expiration Date of the Offer to be extended under applicable law.

3.	Procedures for Accepting the Offer and Tendering Shares

Valid Tender of Shares.  Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry delivery of Shares, and any other documents that the Letter of Transmittal requires at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (a) you must deliver Share Certificates to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation, in each case, on or prior to the Expiration Date, or (b) you must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents is at your option and sole risk, and delivery will be considered made only when the Depositary actually receives the Share Certificates. If delivery is by mail, registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. In all cases, you should allow sufficient time to ensure timely delivery prior to the Expiration Date.

Book-Entry Transfer.  The Depositary will make a request to establish an account with respect to Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures. However, although Shares may be delivered through book-entry transfer into the Depositary’s account at a Book-Entry Transfer Facility, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date, or you must comply with the guaranteed delivery procedure set forth below.

Delivery of documents to a Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

For Shares to be validly tendered during a Subsequent Offering Period, the tendering Portec shareholder must comply with the foregoing procedures, except that required documents and Share Certificates must be received during the Subsequent Offering Period.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering Portec shareholder’s acceptance of the Offer, as well as the tendering Portec shareholder’s representation and warranty that the Portec shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Purchaser’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between Purchaser and you upon the terms and subject to the conditions of the Offer.

Signature Guarantees.  A bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Securities Exchange Act) (each, an “Eligible Institution” and collectively “Eligible Institutions”) must guarantee signatures on all Letters of Transmittal, unless the Shares tendered are tendered (a) by a registered holder of Shares that has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” in the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

If Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile) must accompany each delivery of Share Certificates.

Guaranteed Delivery.  If you want to tender Shares in the Offer and your Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or before the Expiration Date or the procedures for book-entry transfer cannot be completed on time, your Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

(i) your tender is made by or through an Eligible Institution;

(ii) the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery on or before the Expiration Date, substantially in the form made available by Purchaser; and

(iii) the Depositary receives the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or a facsimile), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and any other documents required by the Letter of Transmittal within three Nasdaq trading days after the date of execution of the Notice of Guaranteed Delivery.

Delivery of the Notice of Guaranteed Delivery may be made by hand, mail or facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Notwithstanding any other provision of the Offer, Purchaser will pay for Shares only after timely receipt by the Depositary of Share Certificates for, or, of Book-Entry Confirmation with respect to, the Shares, a properly completed and duly executed Letter of Transmittal (or facsimile of the Letter of Transmittal), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and any other documents required by the appropriate Letter of Transmittal. Accordingly, payment might not be made to all tendering Portec shareholders at the same time, and will depend upon when the Depositary receives Share Certificates or Book-Entry Confirmation that the Shares have been transferred into the Depositary’s account at a Book-Entry Transfer Facility.

Backup United States Federal Income Tax Withholding.  Under United States federal income tax law, the Depositary may be required to withhold and pay over to the United States Internal Revenue Service a portion of the amount of any payments made pursuant to the Offer. To avoid backup withholding, unless an exemption applies, a Portec shareholder that is a United States person (as defined for United States federal income tax purposes) must provide the Depositary with the Portec shareholder’s correct taxpayer identification number (“TIN”) and certify under penalties of perjury that the TIN is correct and that the Portec shareholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. If a shareholder does not provide its correct TIN or fails to provide the certifications described above, the United States Internal Revenue Service may impose a penalty on the Portec shareholder and any payment made to the Portec shareholder pursuant to the Offer may be subject to backup withholding. All Portec shareholders surrendering Shares pursuant to the Offer that are United States persons should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain Portec shareholders (including, among others, all corporations and certain foreign individuals and entities) may not be subject to backup withholding. Foreign Portec shareholders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding.

These Portec shareholders should consult a tax advisor to determine which Form W-8 is appropriate. See Instruction 11 of the Letter of Transmittal.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a Portec shareholder may be refunded or credited against the Portec shareholder’s United States federal income tax liability, if any, provided that the required information is furnished to the United States Internal Revenue Service.

Appointment as Proxy.  By executing the Letter of Transmittal, you irrevocably appoint Purchaser’s designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to Shares that you tender and that Purchaser accepts for payment and with respect to any and all other Shares and other securities or rights issued or issuable in respect of those Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when Purchaser accepts your Shares for payment in accordance with the terms of the Offer. Upon acceptance for payment, all other powers of attorney and proxies given by you with respect to your Shares and other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). Purchaser’s designees will, with respect to the Shares and other securities and rights for which the appointment is effective, be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual or special meeting of Portec shareholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting of Portec shareholders or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, Purchaser or its designee must be able to exercise full voting rights with respect to Shares and other securities, including voting at any meeting of Portec shareholders.

Determination of Validity.  All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding on all parties. Purchaser reserves the absolute right, subject to the terms of the Merger Agreement and applicable law, to reject any or all tenders determined by Purchaser not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser’s counsel, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer, except the Minimum Condition and the conditions set forth in subclauses (ii)(a) and (b) of Section 14 — “Conditions of the Offer” (which waiver requires Portec’s prior written consent) or any defect or irregularity in any tender of Shares of any particular Portec shareholder, whether or not similar defects or irregularities are waived in the case of other Portec shareholders. Purchaser’s interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by Purchaser. None of L.B. Foster, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

4.	Withdrawal Rights

Other than during a Subsequent Offering Period, you may withdraw Shares that you have previously tendered in the Offer at any time on or before the Expiration Date (including any extension of such date), and, unless theretofore accepted for payment as provided in this Offer to Purchase, you may also withdraw such Shares at any time after April 26, 2010. No withdrawal rights apply to Shares tendered in a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment.

If, for any reason, acceptance for payment of any Shares tendered in the Offer is delayed, or Purchaser is unable to accept for payment or pay for Shares tendered in the Offer, then, without prejudice to Purchaser’s rights set forth in this Offer to Purchase, the Depositary may, nevertheless, on Purchaser’s behalf, retain Shares that you have tendered, and you may not withdraw your Shares, except to the extent that you are entitled to and duly exercise withdrawal rights as described in this Section 4 — “Withdrawal Rights.” Any such delay will be by an extension of the Offer to the extent required by applicable law and the regulations of the Commission.

In order for your withdrawal to be effective, you must deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses or fax numbers set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify your name, the number of Shares that you want to withdraw, and (if Share Certificates have been tendered) the name of the registered holder of Shares as shown on the Share Certificate, if different from your name. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of Share Certificates, you must submit the serial numbers shown on the particular Share Certificates evidencing Shares to be withdrawn and an Eligible Institution must Medallion guarantee the signature on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. You may not rescind a withdrawal of Shares. Any Shares that you withdraw will be considered not validly tendered for purposes of the Offer, but you may tender your Shares again at any time before the Expiration Date (or during any Subsequent Offering Period) by following any of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of L.B. Foster, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

No withdrawal rights will apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1 — “Terms of the Offer.”

5.	Material United States Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the Offer and the Merger to beneficial owners of Shares who exchange their Shares for cash pursuant to the Offer or pursuant to the Merger. This summary is limited to stockholders who hold Shares as capital assets and are citizens or residents of the United States. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Merger or that any such contrary position would not be sustained by a court.

Your receipt of cash for Shares in the Offer, the Subsequent Offering Period (if one is provided) or the Merger will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, if you sell your Shares in the Offer, the Subsequent Offering Period (if one is provided) or the Merger, you generally will recognize gain or loss equal to the difference between the amount of cash received and your tax basis in the Shares that you sold or exchanged. That gain or loss will generally be capital gain or loss (assuming you hold your Shares as a capital asset), and any such capital gain or loss will be long term if, as of the date of sale or exchange, you have held such Shares for more than one year. The discussion above may not be applicable to certain types of Portec shareholders, including Portec shareholders who acquired Shares through the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States, foreign corporations, or entities that are otherwise subject to special tax treatment under the Code (such as insurance companies, tax-exempt entities and regulated investment companies).

You are urged to consult your tax advisor with respect to the specific tax consequences to you of the Offer, the Subsequent Offering Period (if one is provided) and the Merger, including United States federal, state, local and foreign tax consequences.

6.	Price Range of the Shares; Dividends

The Shares are traded over the NASDAQ Global Market under the symbol “PRPX.” The following table sets forth, for the periods indicated, the reported high and low bid and asked price for the Shares on the Nasdaq during each quarter presented and any dividend paid during such period.

Portec Rail Products, Inc.

	High	Low	Dividend

Fiscal 2008
First Quarter	$11.64	$8.21	$.06
Second Quarter	12.90	10.50	$.06
Third Quarter	12.44	8.25	$.06
Fourth Quarter	9.09	4.08	$.06
Fiscal 2009
First Quarter	$7.75	$4.65	$.06
Second Quarter	10.25	5.91	$.06
Third Quarter	10.71	8.51	$.06
Fourth Quarter	10.89	8.55	$.06

On February 16, 2010, the last full day of trading prior to the announcement of the execution of the Merger Agreement, the reported closing price on Nasdaq for the Shares was $11.23 per Share. On February 25, 2010, the last full day of trading prior to the date of this Offer to Purchase, the reported closing price on Nasdaq for the Shares was $11.70 per Share.

Portec shareholders are urged to obtain current market quotations for the Shares.

7.	Certain Effects of the Offer

Possible Effects of the Offer on the Market for the Shares.  The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer also can be expected to reduce the number of holders of Shares. Neither L.B. Foster nor Purchaser can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

Nasdaq Listing.  L.B. Foster intends to cause the Shares of Portec common stock to be delisted from Nasdaq promptly upon completion of the Merger. Even if the Merger is not completed, depending upon the number of Shares of Portec common stock tendered to and purchased by Purchaser in the Offer, the Shares of Portec common stock may no longer meet the requirements of the Financial Industry Regulatory Authority for continued inclusion on Nasdaq, which requires that an issuer either:

(i) have at least 750,000 publicly held shares, held by at least 400 round lot shareholders, with a market value of at least $5,000,000, have at least two market makers, have shareholders’ equity of at least $10 million, and have a minimum bid price of $1; or

(ii) have at least 1,100,000 publicly held shares, held by at least 400 round lot shareholders, with a market value of at least $15,000,000, have a minimum bid price of $1, have at least four market makers and have either (1) a market capitalization of at least $50,000,000 or (2) a total of at least $50,000,000 in assets and revenues, respectively.

If Nasdaq delisted the Shares of Portec common stock, it is possible that the Shares of Portec common stock would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for Shares of Portec common stock and the availability of such quotations would depend, however, upon such factors as the number of shareholders and the aggregate market value of the Shares available in the public market at such time, the interest in maintaining a market in the Shares of Portec common stock on the part of securities firms, the possible termination of registration under the Securities Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares of Portec common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares of Portec common stock or whether it would cause future market prices to be greater or lesser than the price Purchaser is currently offering.

Securities Exchange Act Registration.  The Shares currently are registered under the Securities Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Securities Exchange Act. Registration of the Shares may be terminated upon application by Portec to the Commission if the Shares are not listed on a “national securities exchange” and there are fewer than 300 record holders of Shares. According to Portec’s Annual Report on Form 10-K for the year ended December 31, 2008, there were approximately 226 holders of record of Shares as of February 28, 2009. Termination of registration of the Shares under the Securities Exchange Act would substantially reduce the information that Portec is required to furnish to Portec shareholders and the Commission and would make certain provisions of the Securities Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Securities Exchange Act and the requirements of furnishing a proxy statement in connection with shareholders’ meetings pursuant to Section 14(a) or 14(c) of the Securities Exchange Act and the related requirement of an annual report, no longer applicable to Portec. In addition, the ability of “affiliates” of Portec and persons holding “restricted securities” of Portec to dispose of the securities pursuant to Rule 144 promulgated under the United States Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Securities Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for stock exchange listing. L.B. Foster and Purchaser believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Securities Exchange Act, and it would be L.B. Foster’s intention to cause Portec to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for termination.

If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Securities Exchange Act and the listing of the Shares on the Nasdaq (unless delisted as set forth in “— Nasdaq Listing”) will be terminated following the completion of the Merger.

“Going Private” Transactions.  The Commission has adopted Rule 13e-3 promulgated under the Securities Exchange Act (“Rule 13e-3”), which is applicable to certain “going private” transactions and which may, under certain circumstances, be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (1) the Shares are deregistered under the Securities Exchange Act prior to the Merger or other business combination or (2) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. L.B. Foster and Purchaser believe that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, the Portec shareholders will receive the same price per Share as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority shareholders in the transaction be filed with the Commission and disclosed to shareholders prior to the consummation of the transaction.

Margin Regulations.  The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities (“Purpose Loans”). Depending upon factors, such as the number of record holders of Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute “margin securities” for purposes of the Federal Reserve Board’s margin regulations, and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Securities Exchange Act were terminated, the Shares would no longer constitute margin securities.

8.	Information Concerning Portec

Except as specifically set forth herein, the information concerning Portec contained in this Offer to Purchase has been taken from or is based upon information furnished by Portec or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to Portec’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. We have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue or incomplete in any material respect. However, we do not assume any responsibility for the accuracy or completeness of the information concerning Portec, whether furnished by Portec or contained in such documents and records, or for any failure by Portec to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to us.

Portec is a West Virginia corporation with its headquarters at 900 Old Freeport Road, Pittsburgh, Pennsylvania. Portec’s phone number is (412) 782-6000. Portec was established in 1906 and has served both domestic and international rail markets by manufacturing, supplying and distributing a broad range of rail products, rail anchors, rail spikes, railway friction management products and systems, rail joints, railway wayside data collection and data management systems and freight car securement systems. Portec also manufactures material handling equipment for industries outside the rail transportation sector through its United Kingdom operation.

Portec is required to file its annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any such reports, statements or other information at the Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Portec’s Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Commission at http://www.sec.gov.

Projected Financial Information. In connection with L.B. Foster’s due diligence review, Portec provided to L.B. Foster certain projected financial information concerning Portec. Although L.B. Foster was provided with these projections, it did not base its evaluation of Portec on these projections. None of L.B. Foster or any of its affiliates or representatives participated in preparing, and they do not express any view on, the projections summarized below, or the assumptions underlying such information. The projections prepared and provided by Portec do not reflect any cost-savings or other benefits that L.B. Foster anticipates that Portec may achieve as a result of the combination of L.B. Foster’s and Portec’s businesses. The summary of the Portec projections is not included in this Offer to Purchase in order to influence any Portec stockholder to make any investment decision with respect to the Offer or the Merger, including whether to tender Shares in the Offer or whether or not to seek appraisal rights with respect to the Shares.

These internal financial projections were prepared solely by Portec for internal use and were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles. Neither Portec’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial projections.

These financial projections reflect numerous estimates and assumptions made by Portec with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Portec’s business, all of which are difficult to predict and many of which are beyond Portec’s control. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, these financial projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such projections, including, but not limited to, Portec’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in Portec’s reports filed with the SEC. There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The inclusion of this information should not be regarded as an indication that Portec, L.B. Foster, the Purchaser, or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied upon as such. None of Portec, L.B. Foster, the Purchaser or any of their respective affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections described below. None of Portec, L.B. Foster, the Purchaser or any of their respective affiliates intends to, and each of them disclaims any obligation to, update, revise or correct such projections if they are or become inaccurate (even in the short term).

The inclusion of the financial projections herein should not be deemed an admission or representation by Portec, L.B. Foster or the Purchaser that they are viewed by Portec, L.B. Foster or the Purchaser as material information of Portec, and in fact Portec views the financial projections as non-material because of the inherent risks and uncertainties associated with such forecasts. These internal financial projections are not being included in this Offer to Purchase to influence your decision whether to tender your Shares in the Offer, but only because these internal financial forecasts were made available by Portec to L.B. Foster. In addition, Portec provided the same information to its own financial advisors. The information from the these projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Portec contained elsewhere in this Offer to Purchase and Portec’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in Portec’s projections, stockholders are cautioned not to place undue, if any, reliance on the projections included in this Offer to Purchase.

PORTEC BUDGET FOR FISCAL YEAR 2010

Fiscal Year 2010
(In thousands)

Net Revenues	$103,953
Operating Income	$10,817
Net Income	$7,892

9.	Information Concerning L.B. Foster and Purchaser

L.B. Foster is a Pennsylvania corporation with its principal executive offices located at 415 Holiday Drive Pittsburgh, Pennsylvania. L.B. Foster’s telephone number is (412) 928-3417. L.B. Foster is a leading manufacturer, fabricator and distributor of products and services for the rail, construction, energy, utility and recreation markets with approximately 30 locations throughout the United States.

Purchaser’s principal executive offices are located c/o L.B. Foster at 415 Holiday Drive Pittsburgh, Pennsylvania. Purchaser is a newly-formed corporation and a wholly-owned subsidiary of L.B. Foster. Purchaser has not conducted any business other than in connection with the Offer and the Merger.

The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of L.B. Foster and Purchaser are set forth in Schedule I to this Offer to Purchase.

L.B. Foster files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any such reports, statements or other information at the Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. L.B. Foster’s Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Commission at http://www.sec.gov.

Except as set forth elsewhere in this Offer to Purchase or in Schedule I to this Offer to Purchase and except for the 182,850 Shares of Portec common stock owned by L.B. Foster (which is less than 5% of the issued and outstanding Shares of Portec common stock): (a) neither L.B. Foster nor, to L.B. Foster’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of L.B. Foster or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Portec, (b) neither L.B. Foster nor, to L.B. Foster’s knowledge, any of the persons or entities referred to in clause (a) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of Portec during the past 60 days, (c) neither L.B. Foster nor, to L.B. Foster’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Portec (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations), (d) since February 1, 2008, there have been no transactions that would require reporting under the rules and regulations of the Commission between L.B. Foster or any its subsidiaries, or, to L.B. Foster’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Portec or any of its executive officers, directors or affiliates, on the other hand, and (e) since February 1, 2008, there have been no contacts, negotiations or transactions between L.B. Foster or any of its subsidiaries, or, to L.B. Foster’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Portec or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Neither L.B. Foster, Purchaser nor any of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Neither L.B. Foster, Purchaser nor any of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, United States federal or state securities laws, or a finding of any violation of United States federal or state securities laws.

10.	Background of the Offer; Past Contacts or Negotiations with Portec

L.B. Foster’s management team, under the direction of L.B. Foster’s Board of Directors, regularly considers a variety of strategic alternatives, including various potential transactions and strategic business relationships.

L.B. Foster had identified Portec as a possible acquisition candidate. On November 18, 2008, L.B. Foster purchased, in the open market, 395,000 shares of Portec stock for $4.37 per share. On November 21, 2008, L.B. Foster sent to Marshall T. Reynolds, Chairman of Portec’s Board of Directors, an unsolicited indication of L.B. Foster’s interest in purchasing all of Portec’s shares in the range of $4.90 - $6.00 per share. On December 1, 2008, Mr. Reynolds sent a letter to Stan L. Hasselbusch, President and Chief Executive Officer of L.B. Foster, declining L.B. Foster’s proposal. L.B. Foster sold, in July 2009, 212,150 shares of Portec stock and currently owns 182,850 shares.

On April 29, 2009 L.B. Foster engaged the Falls River Group (“Falls River”) to act as a consultant to L.B. Foster for the purpose of approaching Portec. On June 27, 2009, Falls River met with Mr. Reynolds to express L.B. Foster’s interest in acquiring Portec. As a result of this meeting, Mr. Reynolds told Falls River that L.B. Foster should propose a purchase price. Falls River relayed this message to David Sauder, L.B. Foster’s Vice President-Global Business Development, on June 27, 2009.

There were a few inconclusive telephone calls between Kirby Taylor, a Portec director, and Falls River, between September and early November, 2009, to ascertain each party’s respective views. On November 4, 2009, L.B. Foster’s representatives, David Russo, Chief Financial Officer, and Messrs. Hasselbusch and Sauder, met with Portec’s representatives, Mr. Reynolds, John Cooper, a Portec director and Portec’s former Chief Executive Officer, and Mr. Taylor, and in that meeting L.B. Foster proposed to purchase all of the outstanding shares of Portec for $11.00 per share.

On November 16, 2009, Mr. Taylor met with Messrs. Hasselbusch, Russo and Sauder in L.B. Foster’s offices to discuss possible acquisition prices. Lee B. Foster II, L.B. Foster’s Chairman of the Board, briefly introduced himself to Mr. Kirby, but did not participate in the negotiations. Portec proposed $13.50 per share and L.B. Foster proposed $11.25 per share. Negotiations continued and on November 17, 2009, L.B. Foster proposed $12.125 per share.

Mr. Taylor telephoned Mr. Sauder on November 19, 2009, and scheduled a meeting at L.B. Foster’s office. Face to face, Mr. Taylor asked L.B. Foster to consider $12.20 per share. After several more rounds of negotiations, Portec and L.B. Foster tentatively agreed to $12.125 per share. Mr. Sauder also informed Mr. Taylor that L.B. Foster desired an exclusivity period in which to negotiate the acquisition of Portec.

On December 8, 2009, at a regularly scheduled meeting of L.B. Foster’s board of directors, the board reviewed the possible acquisition of Portec and encouraged L.B. Foster’s management to pursue this acquisition.

Thereafter, Portec and L.B. Foster and their counsel exchanged drafts of a confidentiality, non-disclosure and exclusive negotiation agreement (“CND&E Agreement”). The CND&E Agreement gave L.B. Foster the right to negotiate exclusively with Portec until January 31, 2010. On December 10, 2009, Portec and L.B. Foster executed the CND&E Agreement. Portec agreed to engage in discussions exclusively with L.B. Foster until January 31, 2010 (the “Exclusivity Period”) regarding the potential acquisition of Portec and L.B. Foster agreed not engage in an unsolicited transaction to acquire Portec. The CND&E Agreement also provided that L.B. Foster would conduct certain environmental due diligence regarding Portec properties in Troy, New York (“Property”), following which L.B. Foster would indicate whether it desired to go forward and whether it would forego any termination rights related to the Property.

On January 7, 2010, representatives of L.B. Foster, including Mr. Sauder, met with representatives of Portec, including Mr. Taylor, at Portec’s lawyers’ office in Albany, New York, to review environmental matters regarding the Property. Following lengthy discussions, the parties tentatively agreed that the per share price would be reduced by $0.35 per share, to a per share price of $11.775, and that any risk associated with the Property would accompany the transfer of Portec’s ownership.

From January 14, 2010 through February 4, 2010, L.B. Foster investigated Portec’s operations in the United States, Canada and the United Kingdom. Mr. Taylor accompanied Mr. Sauder, John Kasel, L.B. Foster’s Senior Vice President-Operations, and other L.B. Foster personnel, as they conducted due diligence throughout Portec’s operations in the United States, Canada and the United Kingdom. Messrs. Jarosinski, Portec’s President and Chief Executive Officer, and Papazoglou, Portec’s Chief Operating Officer, met with Messrs. Sauder and Kasel and other L.B. Foster representatives at Portec’s various facilities. During this period, the parties continued to negotiate the amount of consideration that L.B. Foster was willing to pay. Concurrently with the parties’ conduct of due diligence, counsel for Portec (with assistance from Mr. Taylor) and counsel for L.B. Foster negotiated the terms of the Merger Agreement. At the completion of due diligence and after taking into consideration certain proposed payments to be made by Portec to certain officers of Portec, L.B. Foster finalized its offer to Portec at a price of $11.71 per share in cash.

On January 15, 2010, Portec and L.B. Foster signed an amendment to the CND&E Agreement, extending the Exclusivity Period through February 7, 2010. On February 7, 2010, Portec and L.B. Foster signed another amendment to the CND&E Agreement extending the Exclusivity Period through February 15, 2010.

On February 11, 2010, a representative of Portec informed L.B. Foster that the Portec board of directors approved the Merger Agreement and the transactions contemplated thereby.

On February 15, 2010, L.B. Foster’s Board of Directors met and again reviewed the proposed acquisition and the Merger Agreement. After discussing the transaction with senior management and outside advisors, the board authorized and approved the transaction. Mr. Sauder then called Mr. Kirby and told him that L.B. Foster’s Board of Directors had approved the deal.

On February 16, 2010, following the closing of the markets, L.B. Foster and Portec signed the Merger Agreement and the related Tender and Voting Agreements.

On February 17, 2010, prior to the opening of the markets, L.B. Foster and Portec issued a joint press release notifying the public that the parties signed a Merger Agreement, whereby L.B. Foster would commence an offer to purchase all of the common stock of Portec for $11.71 per share.

11.	Transaction Agreements

The Merger Agreement.

The following summary description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which L.B. Foster and Purchaser have filed as an exhibit to the Tender Offer Statement on Schedule TO that

L.B. Foster and Purchaser have filed with the Commission, which you may examine and copy as set forth in Section 8 — “Information Concerning Portec” and Section 9 — “Information Concerning L.B. Foster and Purchaser.”

The Offer.  The Merger Agreement provides that Purchaser will commence the Offer within ten business days of the date of the Merger Agreement, and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, as set forth in Section 14 — “Conditions of the Offer”, Purchaser will purchase all Shares validly tendered and not withdrawn pursuant to the Offer. The Merger Agreement provides that, without the prior written consent of Portec, Purchaser will not (i) decrease the Offer Price, (ii) decrease the aggregate number of Company Common Shares sought, (iii) change the form of consideration to be paid pursuant to the Offer, (iv) amend or waive the Minimum Condition, (v) impose conditions to the Offer in addition to those included in the Merger Agreement, (vi) except as provided in the proviso set forth below in this paragraph, extend the Offer, (vii) amend or waive the conditions set forth in clauses (ii)(a) and (b) of the conditions set forth in Section 14 — “Conditions of the Offer” or (viii) amend any other term or condition of the Offer in any manner which is adverse to the holders of Company Common Shares, it being agreed that a waiver by Purchaser of any condition in its discretion shall not be deemed to be adverse to the holders of Company Common Shares; provided that, if on any scheduled Expiration Date of the Offer (as it may be extended in accordance with the terms of the Merger Agreement), all conditions to the Offer shall not have been satisfied or waived, Purchaser may, without the consent of the Company, (x) from time to time, extend the Offer in increments as determined by Purchaser to be reasonably necessary to cause such conditions to be satisfied and (y) extend the Offer for any period required by any regulation, interpretation or position of the Securities and Exchange Commission or the staff thereof applicable to the Offer; provided, further, that, if on any scheduled Expiration Date of the Offer (as it may be extended in accordance with the terms of the Merger Agreement), all conditions to the Offer shall not have been satisfied or waived, Portec may cause Purchaser to extend the Expiration Date by ten business days; provided, however, that the Expiration Date may not be extended more than once pursuant to such clause. Purchaser may also extend the Offer by no more than 20 business days if the Minimum Condition has been satisfied but less than 90% of the shares have been tendered. Purchaser may also provide for a Subsequent Offering Period in accordance with Rule 14d-11 of the Exchange Act.

Recommendation.  Portec has represented to L.B. Foster in the Merger Agreement that the Portec Board, unanimously (i) determined that the Merger Agreement and the Offer and the Merger are fair to and in the best interests of the Company and its shareholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, in accordance with the West Virginia Business Corporation Act, (iii) approved the Tender and Voting Agreement and the transactions contemplated thereby, (iv) resolved to recommend that the shareholders of the Company accept the Offer and tender their Shares and approve of the Merger Agreement and the Merger, (v) irrevocably resolved to elect, to the extent of the Company’s board of directors’ power and authority and to the extent permitted by law, not to be subject to any other “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover laws and regulations of any jurisdiction that may be applicable to the Merger Agreement, Tender and Voting Agreement or the transactions contemplated by those agreements.

Portec further represented that Portec’s Financial Advisors — Chaffe & Associates, Inc. — has delivered to Portec a written opinion to the effect that, as of the date of that opinion, the consideration to be received by the Portec shareholders pursuant to the Offer and the Merger is fair, from a financial point of view, to the Portec shareholders. See Annex   to the Schedule 14D-9.

Directors.  The Merger Agreement provides that Purchaser, promptly upon the purchase of and payment for Company Common Shares by L.B. Foster on the Share Purchase Date and prior to the effectiveness of the Merger (the “Effective Time”), (i) L.B. Foster shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company’s board of directors that equals the product of (x) the total number of directors on the Company’s board of directors (giving effect to the election of any additional directors by L.B. Foster) and (ii) a fraction whose numerator is the aggregate number of Shares of Company Common Stock then beneficially owned by L.B. Foster and Purchaser (including Shares of Company Common Stock accepted for payment pursuant to the Offer), and whose denominator is the total number of Shares of Company Common Stock then outstanding (provided that, in no event shall L.B. Foster’s director designees constitute less than a majority of the entire board of directors of the Company), and the Company shall take all commercially reasonable actions necessary to cause L.B. Foster’s designees to be elected or appointed to the Company’s board of directors, including increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, to the extent requested by L.B. Foster, and subject to the applicable requirements of Nasdaq (including Stock Market Rule 5605(c)), the Company will also use its reasonable best efforts (i) to cause individuals designated by L.B. Foster to constitute the number of members, rounded up to the next whole number, on each committee of the Company’s board of directors, that represents the same percentage as the individuals designated by L.B. Foster represent on the board of directors of the Company and (ii) to cause individuals designated by L.B. Foster to constitute the same percentage of the members of the board of directors of each subsidiary and each committee thereof. The Company’s obligations relating to the board and its composition shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Portec shall promptly take all actions required pursuant to such Section 14(f) and Rule 14f-1 in order to fulfill its obligations relating to the board and its composition (subject to L.B. Foster’s timely notification to the Company of such information as is necessary to fulfill such obligations), including mailing to shareholders (together with the Schedule 14D-9 if L.B. Foster has then provided the necessary information) the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable the L.B. Foster designees to be elected or appointed to the Company’s board of directors. L.B. Foster or Purchaser will supply the Company in writing and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

Following the election or appointment of L.B. Foster’s designees and until the Effective Time, the approval of a majority of the individuals who were directors of the Company on the date the Merger Agreement was signed (“Continuing Directors”), or a single Continuing Director if there be only one such Continuing Director, shall be required to authorize (and such authorization shall constitute the authorization of the Company’s board of directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) (i) any termination of the Merger Agreement by the Company, (ii) any amendment of the Merger Agreement requiring action by the Company’s board of directors, (iii) any extension of time for performance of any obligation or action hereunder by L.B. Foster or Purchaser requiring the consent of the Company, (iv) any waiver of compliance by the Company of any of the agreements or conditions contained herein for the benefit of the Company or its shareholders, (v) any required or permitted consent or action by the board of directors of the Company hereunder and any other action of the Company hereunder, which in the case of any of the foregoing adversely affects in any material respect the holders of Shares of Company Common Stock (other than L.B. Foster or Purchaser).

Top-Up Option.  Pursuant to the Merger Agreement, Portec has irrevocably granted to L.B. Foster and the Purchaser the option (the “Top-Up Option”) to purchase from Portec, at a price per Share equal to the Offer Price, up to that number of newly issued Shares (the “Top-Up Option Shares”) that, when added to the number of Shares owned by L.B. Foster and its subsidiaries at the time of such exercise, constitutes one Share more than 90% of the sum of (x) the total number of Shares outstanding immediately prior to acceptance of the Shares of Company Common Stock pursuant to the Offer plus (y) the total number of Shares that are issuable upon the vesting, conversion or exercise of all outstanding options, warrants, convertible or exchangeable securities and similar rights, regardless of the conversion or exercise price or other terms and conditions thereof plus (z) the number of Shares issued pursuant to the Top-Up Option. The purchase price for the Top-Up Option Shares shall be paid either entirely in cash or, at the election of the Purchaser or L.B. Foster, in a combination of cash in an amount equal to not less than the aggregate par value of the Top-Up Option Shares and by L.B. Foster and the Purchaser executing and delivering to Portec an unsecured promissory note having a principal amount equal to the balance of the aggregate purchase price for the Top-Up Option Shares, a maturity date on the first anniversary of the date of the execution and delivery of the promissory note, bearing interest at a market rate and prepayable in whole or in part without premium or penalty.

Unless the Merger Agreement has been terminated in accordance with its terms, the Top-Up Option may be exercised at any time on or after any Expiration Date and on or prior to the fifth business day after the later to occur of the Expiration Date or the expiration date of any Subsequent Offering Period. The Top-Up Option may only be exercised for a number of Shares so that immediately after the exercise of the Top-Up Option and issuance of the Top-Up Option Shares, the number of Shares owned, directly or indirectly, by L.B. Foster or the Purchaser constitutes one Share more than 90% of the total fully-diluted outstanding Shares. The exercise of the Top-Up Option is subject to the conditions that (i) no provision of any applicable law (other than pursuant to the rules and regulations of the Nasdaq Stock Market) and no judgment, injunction, order or decree prohibits the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (ii) the issuance of the Top-Up Option Shares would not require approval by Portec stockholders under West Virginia law, (iii) the number of Top-Up Option Shares issued pursuant to the Top-Up Option shall not exceed the number of authorized and unissued Shares of Portec and (iv) the Purchaser has accepted for payment and deposited or caused to be deposited with the Depository cash sufficient to pay the aggregate Offer Price for all accepted Shares. The purpose of the Top-Up Option is to facilitate a short-form merger, in accordance with West Virginia law, following completion of the Offer.

The Merger.  The Merger Agreement provides that, subject to its terms and conditions, Portec and Purchaser shall be, at the Effective Time, merged in accordance with the West Virginia Business Corporation Law into a single corporation existing under the laws of the State of West Virginia, whereby the Company shall be the surviving corporation (the Company, in its capacity as the surviving corporation, is sometimes referred to herein as the “Surviving Corporation”). See Section 18 — “Appraisal Rights.”

Charter, By-Laws, Directors and Officers.  Without any further action by Portec and Purchaser, the articles of incorporation and bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall from and after the Effective Time be and continue to be the articles of incorporation and bylaws of the Surviving Corporation until amended as provided therein. The directors of Purchaser and the officers of Purchaser at the Effective Time shall, from and after the effectiveness of the Merger, be the initial directors and officers, respectively, of the Surviving Corporation until in each case their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws. See also this Section 11 — “Transaction Agreements” — “Merger Agreement” — “Indemnification; Directors’ and Officers’ Insurance”.

Portec Stockholder Meeting.  Unless the Merger is consummated in accordance with Section 31D-11-1105 of the West Virginia Business Corporation Act (where Purchaser has acquired at least 90% of the outstanding shares of each class of capital stock of Portec), as contemplated, Portec, acting through its board of directors, shall duly call a special meeting of its shareholders to be held in accordance with the West Virginia Business Corporation Act at the earliest practicable date, upon due notice thereof to its shareholders, to consider and vote upon, among other matters, the adoption and approval of the Merger Agreement and the Merger. Portec’s board of directors will recommend the approval of the Merger and will use its best efforts, consistent with its fiduciary duties, to solicit the requisite vote of Portec shareholders to approve the Merger Agreement and the Merger pursuant to proxy solicitation materials. Each of L.B. Foster and Purchaser agrees that it will execute a written consent or vote, or cause to be voted, all Shares acquired by it pursuant to the Offer, the Top-Up Option and otherwise then owned by it and its subsidiaries in favor of the approval of the Merger and the adoption of the Merger Agreement.

Additionally, under the Merger Agreement, unless the Merger is consummated in accordance with Section 31D-11-1105 of the West Virginia Business Corporation Act, Portec is required to prepare and file with the SEC as soon as practicable after the consummation of the Offer, a proxy statement relating to the Merger as required by the Exchange Act and the rules and regulations thereunder. Portec shall use its reasonable best efforts to respond to any comments made by the SEC or its staff with respect to the proxy statement, and shall cause the proxy statement to be mailed to Portec’s shareholders as promptly as practicable.

If Purchaser shall own at least 90% of the outstanding shares of each class of capital stock of Portec pursuant to the Offer or otherwise, each of L.B. Foster, Purchaser and Portec shall take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the consummation of the Offer, without a meeting of shareholders of Portec, in accordance with Section 31D-13-1301 of the West Virginia Business Corporation Act. See Section 18 — “Appraisal Rights.”

Additional Actions after the Merger.  The Merger Agreement further provides that, at any time after the Effective Time, if any additional actions are necessary or desirable to vest in the Surviving Corporation its title to any of the rights of Portec or otherwise to carry out the provisions of the Merger Agreement, Portec and its officers and directors will be deemed to have granted an irrevocable power of attorney to the Surviving Corporation.

Conversion of Securities.  At the Effective Time, each Company Common Share issued and outstanding immediately prior to the Effective Time, other than the Company Common Shares (if any) owned by the Company, L.B. Foster or Purchaser, will by virtue of the Merger and without any action on part of the holders, automatically be cancelled and converted into the right to receive the price per share actually paid in the Offer in cash (the “Merger Consideration”). At the Effective Time, each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the Portec shareholder, be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

The Merger Agreement also provides that each outstanding Company Common Share that is held of record by a holder who has properly exercised dissenters’ rights with respect thereto under Section 13D-13-13-1 et seq. of the West Virginia Business Corporation Act shall not be converted into or represent the right to receive the Merger Consideration, but the holder thereof shall be entitled to receive such payment of the fair value of such Company Common Share from the Surviving Corporation as shall be determined pursuant to Section 13D-13-13-1 et seq. of the West Virginia Business Corporation Act; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose such holder’s rights under Section 13D-13-13-1 et seq. of the West Virginia Business Corporation Act, each such holders’ Company Common Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon.

Under the Merger Agreement, Portec shall give L.B. Foster (x) prompt notice of any written demands for payment of the fair value of Shares, withdrawals of such demands and any other instruments delivered pursuant to Section 13D-13-13-1 et seq. of the West Virginia Business Corporation Act and (y) the opportunity jointly to participate with Portec in all negotiations and proceedings with respect to demands for payment under Section 13D-13-13-1 et seq. of the West Virginia Business Corporation Act. Portec will not voluntarily make any payment with respect to any demands delivered to Portec pursuant to Section 13D-13-13-1 et seq. of the West Virginia Business Corporation Act and will not, except with the prior written consent of L.B. Foster, settle or offer to settle any such demands or waive any failure to comply with Section 13D-13-13-1 et seq. of the West Virginia Business Corporation Act by any holder of Company Common Shares. See Section 18 — “Appraisal Rights.”

Treatment of Stock Options.  Under the Merger Agreement, each option granted under Portec 2006 Stock Option Plan or under any other plan or agreement of Portec that is outstanding and unexpired immediately prior to the Effective Time, whether or not then vested or exercisable, with respect to which the Merger Consideration exceeds the exercise price per share will, effective as of immediately prior to the Effective Time, be cancelled in exchange for a single lump sum cash payment equal to the product of (1) the number of Company Common Shares subject to such option and (2) the excess of the Merger Consideration over the exercise price of such option (less any applicable withholding taxes). Each option granted under Portec 2006 Stock Option Plan or under any other plan or agreement of Portec that is outstanding immediately prior to the Effective Time, whether or not then vested or exerciseable, with respect to which the Merger Consideration does not exceed the exercise price per share shall, effective as of immediately prior to the Effective Time, be cancelled and no payments shall be made with respect thereto. Notwithstanding the foregoing, (i) payment of any such lump sum cash amount is subject to written acknowledgement, in a form acceptable to the Surviving Corporation, that no further payment is due to such holder on account of any Company option and all of such holder’s rights under such Company options have terminated and (ii) with respect to any option holder subject to Section 16(a) of the Exchange Act, any amount to be paid to such person shall be paid as soon as practicable after the payment can be made without liability on such person’s part under Section 16(b) of the Exchange Act.

Under the Merger Agreement, Portec’s board of directors (or, if appropriate, any committee administering Company stock plans) has represented to us that it has adopted such resolutions or taken such other actions as are required to give effect to the treatment of options and other rights described herein that were granted under Portec 2006 Stock Option Plan, as amended. All amounts payable in connection with these options or rights shall be subject to any required withholding of taxes or proof of eligibility of exemption therefrom and shall be paid without interest by the Surviving Corporation as soon as practicable following the Effective Time.

Representations and Warranties.  Pursuant to the Merger Agreement, L.B. Foster and Purchaser have made customary representations and warranties to Portec with respect to, among other matters, L.B. Foster’s and Purchaser’s organization and standing, L.B. Foster’s and Purchaser’s corporate power and authority, conflicts, consents and approvals, information supplied and to be supplied for inclusion in the proxy statement and the Tender Offer Statement on Schedule TO and the Schedule 14D-9, and required funds. Portec has made customary representations and warranties to L.B. Foster and Purchaser with respect to, among other matters, its organization and standing, capitalization, its subsidiaries, corporate power and authority, conflicts, consents and approvals, compliance with law, filings with the Commission and securities law matters, undisclosed liabilities, permits and compliance, litigation, intellectual property, contracts, employee benefit plans, operation of business and relationships, taxes, insurance, brokerage and finders’ fees, information supplied and to be supplied for inclusion in the proxy statement and the Tender Offer Statement on Schedule TO and the Schedule 14D-9, real estate matters, environmental matters and labor matters.

The representations and warranties contained in the Merger Agreement may be subject to limitations agreed upon by L.B. Foster, the Purchaser and Portec in the Merger Agreement, may be subject to a standard of materiality provided for in the Merger Agreement, and are qualified by information in confidential disclosure schedules provided by Portec in connection with the signing of the Merger Agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, the representations and warranties in the Merger Agreement have been negotiated with the principal purpose of allocating risk among L.B. Foster, the Purchaser and Portec, and establishing the circumstances under which L.B. Foster and the Purchaser may have the right not to consummate the Offer or a party may have the right to terminate the Merger Agreement, rather than establishing matters of fact.

HSR Act Filings; Reasonable Efforts; Notification.  The Merger Agreement obligates Portec, L.B. Foster and Purchaser to each use their reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable law to consummate and make effective the transactions contemplated by the Merger Agreement as promptly as practicable, (B) obtain from any governmental entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Portec or L.B. Foster or any of their subsidiaries in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby including the Offer and the Merger, and (C) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to the Merger Agreement, the Offer and the Merger required under (1) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (2) the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), and any related governmental request thereunder and (3) any other applicable law. The Company and L.B. Foster shall respond as promptly as practicable to any inquiries or requests received from any antitrust authority or other governmental entity in connection with antitrust or related matters. Each of the Company and L.B. Foster shall (a) give the other party prompt notice of the commencement or threat of commencement of any proceeding by or before any governmental entity with respect to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, (b) keep the other party informed as to the status of any such proceeding or threat, and (c) promptly inform the other party of any communication to or from any governmental entity regarding the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement and the Tender and Voting Agreement. Except as may be prohibited by law, (x) each party will consult and cooperate with the other, and will consider in good faith the views of the other, in connection with any analysis, appearance, presentation, memorandum, brief, proceeding under or relating to any foreign, federal or state antitrust or fair trade law, and (y) in connection with any such proceeding, each party will permit authorized representatives of the other to be present at each meeting or conference relating to any such proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any governmental entity in connection with any such proceeding. At the request of L.B. Foster, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to its or the Subsidiaries’ ability to operate or retain any of the businesses, product lines or assets of the Company or any Subsidiary, provided, however, that any such action is conditioned upon the consummation of the Offer and satisfaction of all conditions to the consummation of the Offer.

Each of Portec and L.B. Foster shall use its reasonable best efforts to lift any restraint, injunction or other legal bar to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement and the Tender and Voting Agreement. However, neither L.B. Foster nor Purchaser shall be required to agree to hold separate or to dispose of any assets or businesses of L.B. Foster and its subsidiaries or of the Company and its subsidiaries.

Public Announcements.  L.B. Foster and the Company have agreed to consult with each other before issuing any press release or otherwise making any public statement with respect to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement and the Tender and Voting Agreement. Additionally, the Company and its subsidiaries and representatives will not make any disclosure to their employees, to the public or otherwise regarding the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement and the Tender and Voting Agreement, unless (a) L.B. Foster shall have been given the opportunity to review and comment upon such disclosure and shall have approved such disclosure or (b) such disclosure is required by applicable law.

Indemnification; Directors’ and Officers’ Insurance.  Pursuant to the Merger Agreement, for a period of six years after the Effective Time, L.B. Foster has agreed that (a) it will cause the Surviving Corporation to retain the indemnification provisions under Portec’s Bylaws as in effect on the date of the Merger Agreement and (b) such provisions will apply to each person who was an officer, director or employee of Portec or any of its subsidiaries prior to the date of the Merger Agreement or who becomes an officer, director, employee or shareholder of Portec prior to the Effective Time (the “Indemnified Persons”). In addition, L.B. Foster has absolutely, unconditionally and irrevocably guaranteed and become surety for the full performance by the Surviving Corporation of its obligation to indemnify the Indemnified Persons. L.B. Foster has also agreed that in the event that it consolidates or merges with any other person and is not the surviving entity or transfers all or substantially all of its assets to any other person, provisions will be made such that the successors and assigns of L.B. Foster shall assume L.B. Foster’s obligations under the Merger Agreement to provide indemnification clauses in Portec’s bylaws, to guarantee the Surviving Corporation’s indemnification obligations and to provide directors’ and officers’ liability insurance.

For a period of three years after the Effective Time, L.B. Foster is required to cause the Surviving Corporation to maintain in effect the directors’ and officers’ liability insurance covering those persons who are currently covered by Portec’s directors’ and officers’ liability insurance policy on terms no less favorable to those currently applicable to the directors and officers of Portec with respect to matters occurring at or prior to the Effective Time.

Employee Benefit Arrangements.  L.B. Foster agrees that to the extent it terminates or freezes a Company benefit plan, (i) that the employees of the Company and its subsidiaries who continue employment with L.B. Foster or its subsidiaries shall be enrolled in comparable plans of L.B. Foster to the extent that L.B. Foster then offers comparable plans to its employees who are employed at similar geographic locations, and (ii) that for purposes of determining eligibility, vesting and benefits under any such plans, L.B. Foster will recognize service with the Company and its subsidiaries. However, the participation of any employees of the Company or its subsidiaries in any equity based compensation plans of L.B. Foster will be expressly determined by L.B. Foster in its sole discretion. L.B. Foster reserves the right, at any time after the consummation of the Merger, to terminate such employment and to amend, modify or terminate any term and condition of employment including, without limitation, any employee benefit plan, program, policy, practice or arrangement or the compensation or working conditions of the Company or its subsidiaries.

Prior to the time at which Purchaser accepts for payment Shares of Company Common Stock tendered and not properly withdrawn pursuant to the Offer, the Company, in accordance with the Merger Agreement, will take all such steps required to cause each agreement, arrangement or understanding entered into by the Company or any of its subsidiaries with respect to (i) the payment related to the cancellation of Company Options as described in Section 2.5(b) of the Merger Agreement and (ii) payments being made to certain directors, executive officers and employees of Portec prior to the closing of the Offer in the amount of approximately $1,050,000, in each case to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

Nothing in the Merger Agreement should be construed as giving any employee of Portec any right to continued employment after the consummation of the Merger.

Conduct of Portec’s Operations.  The Merger Agreement obligates Portec to, during the period from the date of the Merger Agreement to the Effective Time (unless L.B. Foster shall otherwise agree in writing), and to cause each of its subsidiaries to, conduct its operations according to its ordinary course of business consistent with past practice and use its reasonable best efforts to preserve intact its current business organization, keep available the service of its current officers and employees and maintain satisfactory relationship with all persons with whom it does business. Without limiting the generality of the foregoing, and except as otherwise permitted in the Merger Agreement or as disclosed to L.B. Foster by Portec in the Portec Disclosure Letter delivered with the Merger Agreement, prior to the Effective Time, neither Portec nor any of its subsidiaries will, without the prior written consent of L.B. Foster:

•	amend or propose to amend its articles of incorporation or bylaws;

•	authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company or any subsidiary, including but not limited to any securities convertible into or exchangeable for shares of stock of any class of the Company or any such subsidiaries, except for the issuance of Company Common Stock pursuant to the exercise of stock options outstanding on the date of the Merger Agreement in accordance with their present terms;

•	amend or waive any of its rights under any provision of any of the Company stock option plans (provided that, notwithstanding anything in the Merger Agreement to the contrary, the Company may accelerate vesting under any or all of the Company options), any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related contract, in each case with respect to the capital stock of the Company and subsidiaries;

•	split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than (i) dividends or distributions to the Company or a subsidiary and (ii) the declaration and payment by the Company of quarterly cash dividends in the amount of $0.06 per share in accordance with past practice, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any agreement relating to an Alternative Transaction Proposal (as defined below);

•	permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to L.B. Foster;

•	enter into any agreement, understanding or commitment that restrains, limits or impedes, in any material respect, the ability of the Company or any subsidiary to compete with or conduct any business or line of business;

•	take any action that could be reasonably expected to result in any of the conditions to the Offer not being satisfied; and

•	take any action that could reasonably be expected to require the Company to become obligated to pay any severance due to a change-in-control or similar provision in any contract other than as a result of the consummation of the transactions contemplated by the Merger Agreement.

The Merger Agreement further obligates Portec to, during the period from the date of the Merger Agreement to the Effective Time (unless L.B. Foster shall otherwise agree in writing, such consent not to be unreasonably withheld), and to cause each of its subsidiaries to, conduct its operations according to its ordinary course of business consistent with past practice and use its reasonable best efforts to preserve intact its current business organization, keep available the service of its current officers and employees and maintain satisfactory relationship with all persons with whom it does business. Without limiting the generality of the foregoing, and except as otherwise permitted in the Merger Agreement or as disclosed to L.B. Foster by Portec in the Portec Disclosure Letter delivered with the Merger Agreement, prior to the Effective Time, neither Portec nor any of its subsidiaries will, without the prior written consent of L.B. Foster (which consent will not be unreasonably withheld):

•	make or rescind any material tax election or settle or compromise any material tax liability of the Company or of any of its subsidiaries.

•	plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or the subsidiaries generally;

•	(1) create, incur or assume any indebtedness for borrowed money except for (i) borrowings in the ordinary course of business under existing revolving credit facilities and lines of credit and (ii) refinancing of existing obligations on terms that are no less favorable to the Company or the subsidiaries than the existing terms (other than interest rates may vary); (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person (other than a subsidiary); (3) make any capital expenditures (other than as necessary to conduct the business of the Company and subsidiaries consistent with past practice) or make any loans, advances or capital contributions to, or investments in, any other person (other than to a subsidiary and customary travel, relocation or business advances to employees); (4) acquire the stock or assets of, or merge or consolidate with, any other person; (5) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise); or (6) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed material to the Company and the subsidiaries taken as a whole other than to secure debt permitted under clauses (i) and (ii) of subsection (1) of this paragraph and other than the sale of assets in the ordinary course of business consistent with past practice;

•	increase in any manner the compensation of any of its officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change-in-control, collective-bargaining, bonus or other incentive compensation, profit-sharing, health or other welfare, stock-option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, other employee, agent, consultant or affiliate other than (i) as required pursuant to the terms of agreements or plans in effect on the date of the Merger Agreement, or (ii) increases in the salaries or wages of present employees (other than executives, officers and directors) in the ordinary course of business and consistent with past practice (for the avoidance of doubt, bonuses may be paid for calendar year 2009 performance consistent with past practice), except that the Company may make the payments set forth in the “— Employee Benefits Arrangements” set forth above; and

•	commence or settle any material proceeding, or (2) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations either (A) to the extent reflected or reserved against in the Company’s balance sheet included in its quarterly report on Form 10-Q with respect to the period ended September 30, 2009; or (B) incurred in the ordinary course of business since the date of such balance sheet.

No Solicitation and Fiduciary Right of Termination.  During the term of the Merger Agreement, Portec shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries, directly or indirectly to (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to, or which is designed or reasonably likely to, facilitate, induce or encourage any inquiries with respect to, or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Alternative Transaction Proposal; (ii) participate in any discussion or negotiations regarding or facilitate any effort or attempt to make any Alternative Transaction Proposal (except to the extent necessary to disclose the Company’s obligations under the Merger Agreement with respect to Alternative Transaction Proposals); (iii) approve, endorse or recommend any Alternative Transaction Proposal, except to the extent permitted pursuant to the third paragraph in this Section “— No Solicitation and Fiduciary Right of Termination”; or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment (whether binding or not) contemplating or otherwise relating to any possible or proposed Alternative Transaction Proposal.

As promptly as reasonably practicable (and in any event within 24 hours) after receipt of any Alternative Transaction Proposal or any request for nonpublic information or any inquiry relating in any way to any Alternative Transaction Proposal, the Company will provide L.B. Foster with oral and written notice of the material terms and conditions of any Alternative Transaction Proposal, request or inquiry, a copy of any term sheet or proposed definitive agreement regarding such Alternative Transaction Proposal and any revisions thereto, and the identity of the person or group of persons making any such Alternative Transaction Proposal, request or inquiry. In addition, the Company shall keep L.B. Foster informed, as promptly as reasonably practicable, in all material respects of the status and details (including amendments or proposed amendments) of any such Alternative Transaction Proposal, request or inquiry.

However, if the Company is not in breach of its covenants contained in the first paragraph of this subsection, prior to the closing of the Offer, in response to an unsolicited bona fide Alternative Transaction Proposal that the Company’s board of directors determines in good faith (after receipt of advice from its outside legal counsel and in consultation with its financial advisor) constitutes or would reasonably be expected to lead to a Company Superior Proposal (as defined below), the Company’s board of directors may, to the extent that it determines in good faith (after receipt of advice from its outside legal counsel) that such action is required in order to comply with its fiduciary duties under applicable law, take the following actions to the extent reasonably necessary to satisfy such fiduciary duties (but only after giving L.B. Foster not less than 24 hours written notice of the intention to take such action and the identity of the person or group of persons making such Alternative Transaction Proposal): (i) furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside legal counsel) but in no event less restrictive than the confidentiality provisions contained in the confidentiality agreement signed by L.B. Foster and the Company and provided that any information provided to such person is contemporaneously provided to L.B. Foster; and/or (ii) participate in negotiations regarding such Alternative Transaction Proposal.

A “Company Superior Proposal” means any bona fide unsolicited written Alternative Transaction Proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities (with any financing necessary to consummate such Alternative Transaction Proposal to have been committed by a financial institution), all of the Company’s capital stock then outstanding or all of the assets of the Company, on terms which the Company’s board of directors determines in its good faith judgment (based on the advice of its advisors) to be more favorable from a financial point of view to the Company’s shareholders than the Offer and the Merger, as the same may be proposed to be amended (taking into account all factors relating to such proposed transaction deemed relevant by the Company’s board of directors, including without limitation the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto).

‘‘Alternative Transaction Proposal” means (i) any tender or exchange offer for the Company’s Common Stock, (ii) any inquiry, proposal or indication of interest (whether binding or non-binding) to the Company or its directors or executive officers relating to any proposed tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any subsidiary of the Company or (iii) any inquiry, proposal or indication of interest (whether binding or non-binding) to the Company or its directors or executive officers to acquire in any manner beneficial ownership (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of ten percent (10%) or more of the outstanding voting securities of the Company or ten percent (10%) or more of the aggregate fair market value of the consolidated assets of the Company and its Subsidiaries, other than the transactions contemplated by the Merger Agreement or the Tender and Voting Agreement.

Neither the Company’s board of directors nor any committee thereof shall (i) withhold, withdraw, amend or modify, or propose to withhold, withdraw, amend or modify, the approval and the board of director’s recommendation of the Offer and Merger, (ii) approve or recommend, or propose to approve or recommend, any Alternative Transaction or (iii) cause the Company or any subsidiary to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to an Alternative Transaction unless the Company’s board of directors shall have previously terminated the Merger Agreement pursuant to the third, fifth, seventh or eighth bullet points in Section 11 — “Merger Agreement — Termination.”

Nothing in the Merger Agreement shall prohibit Portec from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to Portec shareholders if the board of directors determines in good faith, after receipt of the advice of its outside legal counsel, that there is a reasonable basis for its determination that such action would create a reasonable possibility of a breach of its fiduciary duties under applicable law; provided, however, neither the Company nor its board of directors nor any committee thereof shall, except as permitted above, withdraw or modify, or propose publicly to withdraw or modify, the board of director’s recommendation of the Offer and Merger or approve or recommend, or propose publicly to approve or recommend, an Alternative Transaction Proposal.

Access to Information.  The Merger Agreement provides that until the Effective Time, Portec will and will cause its representatives to: (a) provide L.B. Foster and its representatives with reasonable access to the Company’s and its subsidiaries’ representatives, personnel and assets and to all existing books, records, tax returns, work papers and other documents and information relating to the Company and its subsidiaries; (b) provide L.B. Foster and its representatives with copies of such records, and with such additional financial, operating and other data and information regarding the Company and its subsidiaries and their financial condition, as L.B. Foster may reasonably request; and (c) fully cooperate with L.B. Foster in its reasonable investigation of the business. Prior to the Effective Time, the Company will furnish promptly to L.B. Foster (i) a copy of each report, schedule, registration statement and other document filed by the Company with the SEC, and (ii) all other information concerning its business, properties and personnel as L.B. Foster may reasonably request. In addition, prior to the Effective Time, the Company will give prompt written notice to L.B. Foster, and L.B. Foster will give prompt written notice to the Company, if either becomes aware of (A) any representation or warranty made by it contained in the Merger Agreement becoming untrue or inaccurate in any material respect, (B) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement, (C) the occurrence of an event or circumstance that could be reasonably expected to make the timely satisfaction of any of the conditions set forth in the Merger Agreement impossible or unlikely or that has had or would reasonably be expected to have a Company material adverse effect, and (D) the commencement of any litigation or proceeding against the Company, L.B. Foster or Purchaser.

Conditions to Consummation of the Merger.  Pursuant to the Merger Agreement, the respective obligations of L.B. Foster, Purchaser and Portec to consummate the Merger are subject to the satisfaction of each of the following conditions:

•	No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any law enacted or deemed applicable to the Merger that makes consummation of the Merger illegal; provided, however, that in the case of a restraining order, injunction or other order, each of the parties shall have used their reasonable best efforts to prevent the entry of any such restraining order, injunction or other order and to appeal as promptly as possible any restraining order, injunction or other order that may be entered.

•	Unless the Merger is consummated in accordance with Section 31D-11-1105 of the West Virginia Business Corporation Act, the Merger Agreement shall have been approved by the affirmative vote of the shareholders of Portec required by and in accordance with applicable law.

•	Purchaser will have accepted for payment and paid for the Company Common Shares pursuant to the Offer and delivered funds to the depositary to pay for such Shares.

Termination.  The Merger Agreement may be terminated and the Offer and the Merger may be abandoned (notwithstanding any approval of the Merger Agreement by the Portec shareholders):

•	by mutual written consent of L.B. Foster and the Company;

•	prior to the Effective Time, by either L.B. Foster or the Company if a court of competent jurisdiction or other governmental entity shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance of Shares of Company Common Stock pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal; provided, however, that in the case of a restraining order, injunction or other order, each of the parties shall have used its reasonable best efforts to prevent the entry of any such restraining order, injunction or other order and to appeal as promptly as possible any restraining order, injunction or other order that may be entered;

•	prior to the time when Purchaser first accepts for payment and paid for Shares tendered in the Offer (“Offer Closing Date”), by either L.B. Foster or the Company if the acceptance for payment of Shares of Company Common Stock equal to or in excess of the Minimum Condition pursuant to the Offer shall not have occurred by the earlier of (i) the expiration of the Offer in accordance with its terms as a result of a failure of any of the conditions of the Offer, or (ii) the close of business on June 15, 2010 (the “Drop Dead Date”); provided, however, that a party shall not be permitted to terminate the Merger Agreement pursuant to this subclause if the failure of the acceptance for payment of Shares of Company Common Stock pursuant to the Offer by the close of business on the Drop Dead Date was caused by the intentional failure on the part of such party to perform its obligations under the Merger Agreement;

•	prior to the Offer Closing Date, by L.B. Foster if (i) the Company shall not have performed and complied, in all material respects, with each covenant or agreement contained in the Merger Agreement and required to be performed or complied with by it, or (ii) if any of the representations and warranties of the Company set forth in the Merger Agreement (which for this purpose will be read as though none of them contained any qualifiers such as “Material Adverse Effect,” “in all material respects” or other materiality qualifiers) will not have been true and correct as of the date of the Merger Agreement and as of the then scheduled Expiration Date of the Offer (as it may be extended in accordance with the terms hereof) with the same force and effect as though made as of such date of termination pursuant to this clause (or as of the date when made in the case of any representation and warranty which specifically relates to an earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not be a Company Material Adverse Effect; provided, however, if such failure to perform or comply or inaccuracy of representations and warranties is curable by the Company, then L.B. Foster may not terminate the Merger Agreement with respect to a particular failure to perform or comply or inaccuracy of representations and warranties prior to or during the ten business-day period commencing upon delivery by L.B. Foster of written notice to the Company of such failure to perform or comply or inaccuracy of representations and warranties, so long as the Company continues to exercise its reasonable best efforts to cure such failure to perform or comply or inaccuracy of representations and warranties during such ten business-day period;

•	prior to the Offer Closing Date, by the Company if: (i) any of Parent’s representations and warranties contained in the Merger Agreement shall fail to be true and correct as of the date of the Merger Agreement, or as of a date subsequent to the date of the Merger Agreement (as if made on such subsequent date) (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall not be true and correct as of such earlier date), except where such failure does not have a material adverse effect on the ability of L.B. Foster or Purchaser to consummate the Offer or the Merger; or (ii) L.B. Foster shall not have complied with, in all material respects, L.B. Foster’s covenants contained in the Merger Agreement, except where such noncompliance does not have a material adverse effect on the ability of L.B. Foster or Purchaser to consummate the Offer or the Merger; provided, however, if such inaccuracy or breach is curable by L.B. Foster, then the Company may not terminate the Merger Agreement with respect to a particular inaccuracy or breach prior to or during the ten business-day period commencing upon delivery by the Company of written notice to L.B. Foster of such inaccuracy or breach, so long as L.B. Foster continues to exercise its reasonable best efforts to cure such inaccuracy or breach within such ten business-day period;

•	prior to the Offer Closing Date, by L.B. Foster if the Company’s board of directors has authorized the Company to enter into a binding written agreement regarding an Alternative Transaction Proposal or if the Company’s board of directors withdraws or modifies in a manner adverse to L.B. Foster the board of director’s recommendation with respect to the

Offer and Merger or fails to reconfirm its recommendation within 15 business days after a written request to do so, or approves or recommends any Alternative Transaction Proposal in respect of the Company;

•	prior to the Offer Closing Date, by the Company if (i) the Company’s board of directors determines that an Alternative Transaction Proposal constitutes a Company Superior Proposal, (ii) the Company’s board of directors authorizes the Company to enter into a binding written agreement regarding such Alternative Transaction Proposal in accordance with the terms of the Merger Agreement, (iii) the Company provides information to L.B. Foster regarding such Alternative Transaction Proposal as reasonably requested by L.B. Foster, (iv) the Company notifies L.B. Foster in writing that the Company’s board of directors has determined that such Alternative Transaction Proposal constitutes a Company Superior Proposal and intends to authorize the Company to enter into a binding written agreement with respect thereto, (v) within five business days of receipt of such written notification by L.B. Foster, L.B. Foster does not make an offer that the Company’s board of directors determines, in good faith after consultation with its outside legal counsel and independent financial adviser, to be at least as favorable to the Company’s shareholders as the Company Superior Proposal), and (vi) the Company pays the Termination Fee (as defined below) at or prior to the termination of the Merger Agreement; provided, however, that in the event that the determination by the Company’s board of directors that such Alternative Transaction Proposal constitutes a Company Superior Proposal is made less than five business days prior to the scheduled Expiration Date of the Offer, L.B. Foster shall have the right, in its sole discretion, to either (A) reduce the five-day period described above or (B) extend the Offer, in either case so that such five-day period will end one day prior to the Expiration Date of the Offer;

•	by the Company if L.B. Foster or Purchaser has (i) failed to commence the Offer within ten business days of the date hereof (assuming that the Company has timely complied with its obligations to cooperate with L.B Foster and Purchaser in connection with the Offer), or (ii) failed to pay pursuant to the Offer in accordance with the Merger Agreement for Shares of Company Common Stock tendered and accepted for payment in the Offer by Purchaser.

Effect of Termination.  If the Merger is abandoned and the Merger Agreement is terminated as provided therein, the Merger Agreement will become void and of no effect, and neither L.B. Foster, Portec or Purchaser shall have any liability to any other party under the Merger Agreement other than for (i) the payment of all amounts due pursuant to the Termination Fee, the sections dealing with expenses, and the sections dealing with indemnification (ii) all damages and other amounts due in connection with fraud or the intentional or willful breach of its representations, warranties, covenants or other agreements contained in the Merger Agreement. The obligations under the Exclusivity Agreement signed by L.B. Foster and Portec shall also survive a termination of the Merger Agreement.

If the Merger Agreement is terminated (i) by L.B. Foster or Purchaser pursuant to the sixth bullet point under the subsection “Termination”, or (ii) by the Company pursuant to the seventh bullet point under the subsection “Termination”; then the Company will pay to L.B. Foster substantially concurrently with such termination, in the case of a termination by the Company, or within 2 business days thereafter in the case of a termination by L.B. Foster, an amount equal to $3,373,000 (the “Termination Fee”).

In the event that the Merger Agreement is terminated pursuant to the fourth bullet point under the subsection “Termination”, the Company shall promptly reimburse L.B. Foster for its and Purchaser’s reasonable out-of-pocket fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby. If prior to such termination an Alternative Transaction Proposal shall have been publicly disclosed or otherwise communicated to the Company its board of directors and not withdrawn and within six months after such termination, the Company consummates a transaction contemplated by any Alternative Transaction Proposal, then the Company will pay to L.B. Foster the Termination Fee (less any amount previously paid) on the date no later than 2 business days after the consummation of a transaction that constitutes an Alternative Transaction Proposal. The Company will not be obligated to make such payment if such transaction (x) results in the Company’s shareholders constituting at least sixty percent (60%) of the equity holders of the surviving entity and (y) was not the Alternative Transaction Proposal publicly disclosed or otherwise communicated to the board of directors prior to the termination of the Merger Agreement. For purposes of the immediately preceding sentence, the term ‘‘Alternative Transaction Proposal” shall have the meaning assigned to such term as defined above, except that the references to “ten percent (10%)” therein shall be deemed to be references to “a majority.”

In the event that the Merger Agreement is terminated pursuant to the fifth bullet point under the subsection “Termination”, L.B. Foster will promptly reimburse Company for Company’s reasonable out-of-pocket fees, costs and expenses incurred in connection with the Agreement and the transactions contemplated thereby.

In the event the Merger Agreement is terminated pursuant to the clause (ii) of the eighth bullet point under the subsection “Termination”, a fee in the amount of $3,373,000 will be paid by L.B. Foster to the Company within two business days of termination.

Amendment and Waiver.  Prior to the Effective Time, the Merger Agreement may be amended, modified and supplemented in writing by the parties hereto and any failure of any of the parties hereto to comply with any of its obligations, agreements or conditions as set forth herein may be expressly waived in writing by the other parties hereto.

Expenses.  Except as otherwise set forth in the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, that, Portec and L.B. Foster shall share equally all fees for filing any notice or other document under applicable antitrust law, including pursuant to the HSR Act.

The Tender and Voting Agreement.

Concurrently with the execution of and in order to induce L.B. Foster and Purchaser to enter into the Merger Agreement, certain shareholders of Portec (the “Supporting Stockholders”) entered into the Tender and Voting Agreement with L.B. Foster and the Purchaser. The following summary description of the Tender and Voting Agreement is qualified in its entirety by reference to the Tender and Voting Agreement, which is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the Commission, which Portec shareholders may examine and copy as set forth in Section 8 — “Information Concerning Portec” and Section 9 — “Information Concerning L.B. Foster and Purchaser.”

Tender of Shares.  Each Supporting Stockholder has agreed to validly tender (or cause the record owner of such Shares to validly tender) and not to withdraw, pursuant to and in accordance with the terms of the Offer, not later than the 20th business day after commencement of the Offer, all Shares which are beneficially owned by such Supporting Stockholder as of the date of tender, including any Shares which such Supporting Stockholder acquires beneficial ownership of after the date of the Tender and Voting Agreement and prior to the termination of the Tender and Voting Agreement (collectively, the “Covered Shares”).

Voting Agreement.  Each Supporting Stockholder has agreed, at any meeting of the stockholders of Portec, however called, or in connection with any written consent of the stockholders of Portec, to vote (or cause to be voted) all Covered Shares, (a) in favor of adopting the Merger Agreement and any transactions contemplated thereby, (b) against any proposal relating to any Alternative Transaction Proposal and (c) against any proposal, action or agreement that would delay, prevent or frustrate the Offer and the related transactions contemplated by the Merger Agreement.

Irrevocable Proxy.  Each Supporting Stockholder has irrevocably granted Purchaser and any of its designees the Supporting Stockholder’s irrevocable proxy to vote all of the Supporting Stockholder’s Covered Shares or grant a consent or approval in respect of the Covered Shares to secure the performance of the duties of such Supporting Stockholder.

Restriction on Transfer of Covered Shares, Proxies and Noninterference.  Each Supporting Stockholder has undertaken that such Supporting Stockholder will not offer to transfer, transfer or consent to any transfer of, any or all of the Covered Shares or other shares over which he has voting and dispositive power, or any interest therein without the prior written consent of Purchaser or grant any proxy or power-of-attorney with respect to the Covered Shares.

Termination.  The Tender and Voting Agreement will terminate upon the date of the termination of the Merger Agreement without the Merger having been consummated.

As of February 16, 2010, the Supporting Stockholders beneficially owned an aggregate of 2,926,186 Shares.

The Confidentiality, Non-Disclosure and Exclusive Negotiation Agreement.

L.B. Foster and Portec entered into a Confidentiality, Non-Disclosure and Exclusive Negotiation Agreement, dated on or about December 10, 2009 (the “Exclusivity Agreement”), which set forth the terms on which L.B. Foster and Portec would agree to engage in discussions regarding the potential acquisition of Portec by L.B. Foster. The agreement has been amended twice to extend the exclusivity provisions of the agreement. Portec agreed that, among other things and until February 15, 2010, Portec would not solicit or engage in discussions with any party (other than L.B. Foster) regarding, among other things, (i) an acquisition of any of the capital stock or other voting securities of Portec or any securities convertible into capital stock of Portec, (ii) the sale or transfer of any assets of Portec or the sale of all or any portion of the business operated by Portec or (iii) a merger or consolidation or other type of business combination, in each case, unless in the ordinary course of business. Portec further agreed to, and to cause its representatives to, refrain from assisting or providing information to any third parties for the purpose of evaluating any such acquisition or asset sale. If Portec received an unsolicited bona fide inquiry or proposal for an alternative transaction, then Portec is obligated to notify L.B. Foster of such offer or inquiry and the details relating to such offer and inquiry. The Exclusivity Agreement terminated upon entry into the Merger Agreement.

In connection with the evaluation of the transaction, L.B. Foster agreed to be bound by customary confidentiality provisions regarding non-public information shared with L.B. Foster by Portec. L.B. Foster also agreed not to make an unsolicited offer for the capital stock of Portec without the consent of Portec for a period of one year.

This summary is qualified in its entirety by reference to the Exclusivity Agreement itself, which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule TO.

12.	Source and Amount of Funds

The Purchaser estimates that it will need approximately $124.5 million to purchase all of the Shares pursuant to the Offer and the Merger, assume or pay off existing Portec debt and pay all related fees and expenses. L.B. Foster will provide the Purchaser with sufficient funds to purchase all Shares properly tendered in the Offer and provide funding for the Merger. The Offer is not conditioned upon L.B. Foster’s or the Purchaser’s ability to finance the purchase of Shares pursuant to the Offer. L.B. Foster expects to obtain the necessary funds from cash on hand. L.B. Foster does not anticipate a need for any alternative sources of financing for the Offer and the Merger.

Because (i) the only consideration to be paid in the Offer and the Merger is cash, (ii) the Offer is to purchase all issued and outstanding Shares and (iii) there is no financing condition to the completion of the Offer, we do not believe the financial condition of the Purchaser and L.B. Foster is material to a decision by a holder of Shares whether to tender Shares in the Offer

13.	Dividends and Distributions

The Merger Agreement provides that, without the prior written consent of L.B. Foster, Portec will not, and will not permit any of its subsidiaries to, prior to the Effective Time: (A) adjust, split, combine or reclassify Portec capital stock or that of its subsidiaries, (B) make, declare or pay any dividend or distribution on, or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of Portec capital stock or that of its subsidiaries or any securities or obligations convertible into or exchangeable for any shares of Portec capital stock or that of its subsidiaries, other than dividends or distributions by any wholly owned subsidiaries of Portec to Portec or to a wholly owned, United States-based subsidiary of Portec, or dividends payable in cash consistent with past practice, or (C) authorize for issuance, issue, grant, sell, pledge, dispose, or propose to do any of the foregoing with respect to, any shares of, or any options, warrants or other rights of any kind to acquire or sell any shares of capital stock or other securities of the Company or any of it subsidiaries (except for shares issued pursuant to the exercise of Portec options that are outstanding as of the date of the Merger Agreement).

14.	Conditions of the Offer

Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Company Common Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any tendered Company Common Shares, and may amend the Offer consistent with the terms of the Merger Agreement or terminate the Offer and not accept for payment any tendered Company Common Shares, if:

(i) the Minimum Condition shall not have been satisfied at the time of expiration of the Offer, as it may be extended; or

(ii) on any scheduled Expiration Date of the Offer, as the same may be extended, any of the following events or circumstances shall occur or exist or shall be reasonably determined by L.B. Foster or Purchaser to have occurred or exist:

(a) any waiting period (and any extension thereof) applicable to the consummation of the Offer and the Merger under the HSR Act shall not have expired or been terminated;

(b) any waiting period applicable to the Offer or the Merger under any applicable foreign antitrust or competition-related legal requirements shall not have expired or been terminated, and any consent required under any applicable foreign antitrust or competition-related legal requirement in connection with the Offer or the Merger shall not have been obtained or not be in full force and effect;

(c) with certain exceptions, any change, effect, result, event occurrence or state of facts that is or would reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole, or which is or would be reasonably expected to be materially adverse to the ability of the Company to consummate the transactions contemplated in the Merger Agreement (“Company Material Adverse Effect”);

(d) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or Nasdaq Global Select Market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by federal or state authorities on the extension of credit by lending institutions, or a disruption of or material adverse change in either the syndication market for credit facilities or the financial, banking or capital markets that have a disproportionate adverse effect on the Company and its Subsidiaries taken as a whole relative to other industry participants, or (iii) a commencement of war or armed hostilities (other than a continuation of such wars, conflicts or actions in which the United States armed forces were engaged as of the date of the Agreement) directly involving the United States or any other jurisdiction in which the Company or any of the Company’s Subsidiaries has material assets or operations, provided that such action results in a Company Material Adverse Effect or materially or adversely affects or delays the consummation of the Offer;

(e) any of the representations and warranties of the Company set forth in the Merger Agreement (without giving effect to any materiality or similar qualification contained therein) shall not be true and correct, as of the date of the Merger Agreement or as of a date subsequent to the date of the Merger Agreement as if made on such subsequent date, except to the extent the failure of any such representations and warranties to be true and correct (without giving effect to any materiality or similar qualification contained therein), taken together in their entirety, would not reasonably be expected to have a Company Material Adverse Effect; provided, however, that any such breach capable of being cured has not in fact been cured prior to the initial expiration date of the Offer (or such later date upon which the Offer shall expire in accordance with the Merger Agreement);

(f) the Company shall not have performed and complied, in all material respects, with each covenant or agreement contained in the Agreement and required to be performed or complied with by it and such failure would reasonably be expected to have a Company Material Adverse Effect and such failure is incapable of being cured or has not been cured during the grace period described in the proviso below; provided, however, if such breach is curable by the Company, then L.B. Foster may not terminate the Merger Agreement with respect to a particular breach prior to or during the ten business-day period commencing upon delivery by L.B. Foster of written notice to the Company of such breach, so long as the Company continues to exercise commercially reasonable efforts to cure such breach during such ten business-day period;

(g) any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement shall be pending or shall have been issued by any court of competent jurisdiction and remain in effect, or there shall be any law enacted or deemed applicable by a governmental entity to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement that makes consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement illegal;

(h) any antitrust regulator or body having decided to take, institute, implement or threaten any action proceeding, suit, investigation, enquiry or reference, or having required any action to be taken or otherwise having done anything or having enacted, made or proposed any statute, regulation, decision, order or change to published practice or there would be outstanding any statute, regulation, decision or order which would or might:

•	impose any limitation on, or result in a delay in, the ability of L.B. Foster or Purchaser directly or indirectly to acquire or hold or to exercise effectively all or any rights of ownership in respect of shares or other securities (or the equivalent) in the Company or its subsidiaries or on the ability of L.B. Foster directly or indirectly to hold or exercise effectively any rights of ownership in respect of shares or other securities (or the equivalent) in, or to exercise management control over, the Company or any of its subsidiaries, or

•	require L.B. Foster, Company or Purchaser to divest any of their respective assets or businesses in connection with the Offer and the Merger or any of the transactions contemplated by the Merger Agreement;

(i) the failure of the Company to obtain any necessary consent to the transactions contemplated by the Merger Agreement required by the contracts with the Company’s vendors identified in writing by L.B. Foster to the Company on or prior to the date of the Merger Agreement; or

(j) the Merger Agreement has been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of L.B. Foster and Purchaser. Except for the Minimum Condition, the foregoing conditions may be waived by L.B. Foster and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of L.B. Foster and Purchaser. The failure by L.B. Foster or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15.	Legal Matters; Required Regulatory Approvals

Except as set forth in this Offer to Purchase, based on L.B. Foster and Purchaser’s review of publicly available filings by Portec with the Commission and other information regarding Portec, neither L.B. Foster nor Purchaser is aware of any licenses or regulatory permits that appear to be material to the business of Portec and its subsidiaries, taken as a whole, and that might be adversely affected by Purchaser’s acquisition of Shares in the Offer. In addition, neither L.B. Foster nor Purchaser is aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency under laws regulating competition other than the filings under the HSR Act that would be required for Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required, L.B. Foster and Purchaser expect to seek such approval or action, except as described under “— State Takeover Laws.” Should any such approval or other action be required, L.B. Foster and Purchaser cannot be certain that L.B. Foster and Purchaser would be able to obtain any such approval or action without substantial conditions or that adverse consequences might not result to Portec’s or its subsidiaries’ businesses, or that certain parts of Portec’s, L.B. Foster’s, Purchaser’s or any of their respective subsidiaries’ businesses might not have to be disposed of or held separate in order to obtain such approval or action. In that event, Purchaser may not be required to purchase any Shares in the Offer. See the “Introduction” to this Offer to Purchase and Section 14 — “Conditions of the Offer” for a description of the conditions to the Offer.

Statutory Requirements.  In addition to the other conditions and requirements related to consummation of the Merger, in order to effect the Merger, the parties must file articles of merger with the West Virginia Secretary of State in accordance with Section 31D-11-1106 of the West Virginia Business Corporation Law.

Federal Antitrust Laws.  Under the HSR Act, and the related rules and regulations that have been issued by the United States Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to L.B. Foster by virtue of Purchaser’s acquisition of Shares in the Offer and the Merger.

Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. L.B. Foster filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on February 19, 2010, and the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on March 8, 2010, unless earlier terminated by the FTC or the Antitrust Division or the FTC or Antitrust Division makes a request for additional information or documentary material prior to that time. If, within the 15-calendar-day waiting period, either the FTC or the Antitrust Division makes such a request for additional information or documentary material, the waiting period with respect to the Offer and the Merger would be extended for an additional period of ten calendar days following the date of L.B. Foster’s substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act rules. After that time, the waiting period could be extended only by court order or with L.B. Foster consent. The FTC or the Antitrust Division may terminate the additional ten calendar-day waiting period before its expiration. In practice, complying with a request for additional information or documentary material can take a significant period of time. Although Portec is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither Portec’s failure to make those filings nor a request made to Portec from the FTC or the Antitrust Division for additional information or documentary material will extend the waiting period with respect to the purchase of Shares in the Offer and the Merger.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions, such as L.B. Foster’s acquisition of Shares in the Offer and the Merger. At any time before or after Purchaser’s purchase of Shares, the FTC or the Antitrust Division could take any action under the antitrust laws that either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the Offer or the divestiture of substantial assets of L.B. Foster, Purchaser, Portec or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general also may bring legal actions under the federal or state antitrust laws under certain circumstances. See Section 14 — “Conditions of the Offer.”

Based upon an examination of publicly available information relating to the businesses in which Portec is engaged, L.B. Foster and Purchaser believe that the acquisition of Shares in the Offer and the Merger should not violate the applicable antitrust laws. Nevertheless, L.B. Foster and Purchaser cannot be certain that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 14 — “Conditions of the Offer.”

State Takeover Laws.  A number of states have adopted takeover laws and regulations that purport to be applicable to attempts to acquire securities of corporations that are incorporated in those states or that have substantial assets, shareholders, principal executive offices or principal places of business in those states. To the extent that these state takeover statutes purport to apply to the Offer or the Merger, L.B. Foster and Purchaser believe that those laws conflict with United States federal law and are an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. The reasoning in that decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders, as long as those laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

Except as set forth in this Offer to Purchase, L.B. Foster and Purchaser have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. L.B. Foster and Purchaser reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action that L.B. Foster and Purchaser take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, L.B. Foster and Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and L.B. Foster and Purchaser might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in continuing or consummating the Offer. In that case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14 — “Conditions of the Offer.”

16.	Fees and Expenses

L.B. Foster has retained The Altman Group as Information Agent in connection with the Offer. The Information Agent may contact the Portec shareholders by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Shares. L.B. Foster will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. L.B. Foster has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the United States federal securities laws. In addition, L.B. Foster has retained Computershare Trust Company, N.A. as the Depositary. L.B. Foster will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses, including certain liabilities under the United States federal securities laws.

Except as set forth above, L.B. Foster will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. L.B. Foster will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17.	Purpose; Plans for Portec

Purpose.  The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, Portec. The Offer, as the first step in the acquisition of Portec, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of Portec not purchased pursuant to the Offer or otherwise.

Plans for Portec.  In connection with the Offer, L.B. Foster and Purchaser have reviewed and will continue to review various possible business strategies that they might consider in the event that Purchaser acquires control of Portec, whether pursuant to the Offer, the Merger or otherwise. These changes could include, among other things, changes in Portec’s business corporate structure, capitalization and management. Upon the consummation of the Merger, Portec will become a wholly-owned subsidiary of L.B. Foster.

Merger Procedure.  The Portec board has approved the Merger and the Merger Agreement. Depending upon the number of Shares purchased by Purchaser pursuant to the Offer and Top-Up Option, the Portec board may be required to submit the Merger Agreement to the Portec shareholders for their approval. Portec has agreed to obtain Portec shareholder approval of the Merger Agreement and the Merger, if required, as promptly as practicable and to promptly prepare and file with the Commission on a proxy statement relating to the Merger and the Merger Agreement and cause a proxy statement to be mailed to the Portec shareholders. If Portec shareholder approval is required, the Merger Agreement must be approved by a majority of all votes entitled to be cast at the Portec shareholders meeting.

If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to approve the Merger Agreement by written consent or at a duly convened meeting of the Portec shareholders without the affirmative vote of any other Portec shareholder. If Purchaser acquires at least 90% of the then-issued and outstanding Shares pursuant to the Offer and/or the Top-Up Option, the Merger will be consummated without a meeting of Portec shareholders and without the approval of the Portec shareholders. The Merger Agreement provides that Purchaser will be merged with and into Portec and that Purchaser’s articles of incorporation and Purchaser’s bylaws will be the Surviving Corporation’s articles of incorporation and the Surviving Corporation’s bylaws following the Merger; provided that the name of the Surviving Corporation will be “Portec Rail Products, Inc.” and the provisions set forth in Section 11 — “Transaction Agreements” — “Merger Agreement” — “Indemnification; Directors’ and Officers’ Insurance” will be retained.

18.	Appraisal Rights

No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders who do not tender their Shares in the Offer will have certain rights under the West Virginia Business Corporation Act to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such right to dissent, if the statutory procedures are met, could lead to a judicial determination of the fair value of the Shares required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity.

19.	Miscellaneous

L.B. Foster and Purchaser are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If L.B. Foster and Purchaser become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, L.B. Foster and Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, L.B. Foster and Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the Portec shareholders in that state.

L.B. Foster and Purchaser have filed with the Commission a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 promulgated under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Portec has filed with the Commission the Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 promulgated under the Exchange Act, setting forth the recommendation of the Portec Board with respect to the Offer and the reasons for the recommendation of the Portec Board and furnishing certain additional related information. A copy of these documents, and any amendments thereto, may be examined at, and copies may be obtained from, the Commission in the manner set forth under Section 8 — “Information Concerning Portec” and Section 9 — “Information Concerning L.B. Foster and Purchaser.”

Neither L.B. Foster nor Purchaser has authorized any person to give any information or to make any representation on behalf of either L.B. Foster or Purchaser not contained in this Offer to Purchase or in the related Letter of Transmittal, and, if given or made, you should not rely on any such information or representation as having been authorized.

Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of L.B. Foster, Purchaser, Portec or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Foster Thomas Company,

February 26, 2010

Schedule I

Directors and Executive Officers of L.B. Foster and Purchaser

Directors and Executive Officers of L.B. Foster. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of L.B. Foster (the “Company” for purposes of this Schedule I). Unless otherwise indicated, each director and executive officer has been so employed for a period in excess of five years. Unless otherwise indicated, the business address of each of these individuals is c/o L.B. Foster, at 415 Holiday Drive, Pittsburgh, PA 15220, and each of these individuals is a citizen of the United States of America.

1.	Directors of L.B. Foster

Lee B. Foster II	Mr. Foster, age 62, has been a director of the Company since 1990 and Chairman since 1998. He was the Chief Executive Officer of the Company from May 1990 until January 2002. Mr. Foster is a director of Wabtec Corporation, which manufactures components for locomotives, freight cars and passenger transit vehicles and provides aftermarket services.

Stan L. Hasselbusch	Mr. Hasselbusch, age 62, has been Chief Executive Officer and a director of the Company since January 2002, and President of the Company since March 2000.

Peter McIlroy II	Mr. McIlroy, age 66, was elected as a director in May 2008. Mr. McIlroy has been a director and Chief Executive Officer of Robroy Industries, a manufacturer of electrical products, since 1993.

G. Thomas McKane	Mr. McKane, age 66, was elected as a director in May 2006. Mr. McKane was Chairman of the Board of A.M. Castle & Co. a metal and plastics service center business, from January 2006 to April 2007 and was Chief Executive Officer of A.M. Castle & Co. from May 2000 until February 2007.

Diane B. Owen	Ms. Owen, age 53, has been a director of the Company since May 2002. She has been Vice President — Corporate Audit of H.J. Heinz Company, an international food company, since April 2000.

William H. Rackoff	Mr. Rackoff, age 60, has been a director of the Company since 1996. Since 1995, Mr. Rackoff has been President and Chief Executive Officer of ASKO, Inc., which manufactures custom engineered tooling for the metalworking industry.

Suzanne B. Rowland	Mrs. Rowland, age 48, was elected as a director in May 2008. In September 2009, Ms. Rowland joined Tyco International, Ltd., a diversified global company which provides security products and services and other industrial products, as Vice President-Business Excellence. Ms. Rowland was a consultant from 2008 until September 2009 for Energy and Environmental Enterprises, Inc., which provided management consulting services to large industrial customers. From April 2006 until July 2007 Ms. Rowland was Vice President Strategy and New Business Development for J.M. Huber Corporation, a company with holdings in specialty chemicals, building materials and natural resources. Ms. Rowland was Vice President and Global Business Director for Rohm and Haas Company, then a specialty materials technology company, from 2003 to 2006.

2.	Executive Officers of L.B. Foster

Stan L. Hasselbusch President and Chief Executive Officer	Mr. Hasselbusch, 62, has been Chief Executive Officer and a director of the Company since January 2002, and President of the Company since March 2000. He served as Vice President — Construction and Tubular Products from December 1996 to December 1998 and as Chief Operating Officer from January 1999 until he was named Chief Executive Officer in January 2002.

Merry L. Brumbaugh Vice President — Tubular Products	Ms. Brumbaugh, 52, was elected Vice President — Tubular Products in November 2004, having previously served as General Manager, Coated Products since 1996. Ms. Brumbaugh has served in various capacities with the Company since her initial employment in 1980.

Samuel K. Fisher Senior Vice President — Rail	Mr. Fisher, 57, was elected Senior Vice President — Rail in October 2002, having previously served as Senior Vice President — Product Management since June 2000. From October 1997 until June 2000, Mr. Fisher served as Vice President — Rail Procurement. Prior to October 1997, Mr. Fisher served in various other capacities with the Company since his employment in 1977.

Donald L. Foster Senior Vice President — Construction Products	Mr. Donald Foster, 54, was elected Senior Vice President — Construction Products in February 2005, after having served as Vice President — Piling Products since November 2004 and General Manager of Piling since September 2004. Prior to joining the Company, Mr. Foster was President of Metalsbridge, a financed supply chain logistics entity. He served U.S. Steel Corporation as an officer from 1999 to 2003.

Kevin R. Haugh Vice President — CXT Concrete Products	Mr. Haugh, 53, was elected Vice President — CXT Concrete Products in March 2008 after joining the organization in February 2008. Prior to joining the Company, Mr. Haugh served as Executive Vice President of CANAC, Inc., a subsidiary of Savage Services, and Senior Vice President of Savage Services from 2001 to 2008.

John F. Kasel Senior Vice President — Operations and Manufacturing	Mr. Kasel, 44, was elected Senior Vice President — Operations and Manufacturing in May 2005 having previously served as Vice President — Operations and Manufacturing since April 2003. Mr. Kasel served as Vice President of Operations for Mammoth, Inc., a Nortek company from 2000 to 2003.

Brian H. Kelly Vice President — Human Resources	Mr. Kelly, 50, was elected Vice President, Human Resources in October 2006 after joining the organization in September 2006. Prior to joining the Company, Mr. Kelly headed Human Resources for 84 Lumber Company from June 2004.

Gregory W. Lippard Vice President — Rail Product Sales	Mr. Lippard, 41, was elected Vice President — Rail Product Sales in June 2000. Prior to re-joining the Company in 2000, Mr. Lippard served as Vice President — International Trading for Tube City, Inc. from June 1998.

Linda K. Patterson Controller	Ms. Patterson, 60, was elected Controller in February 1999, having previously served as Assistant Controller since May 1997 and Manager of Accounting since March 1988. Prior to March 1988, Ms. Patterson served in various other capacities with the Company since her employment in 1977.

David J. Russo Senior Vice President, Chief Financial Officer and Treasurer	Mr. Russo, 51, was elected Senior Vice President, Chief Financial Officer and Treasurer in December 2002, having previously served as Vice President and Chief Financial Officer since July 2002. Mr. Russo was Corporate Controller of WESCO International Inc., a distributor of electrical and industrial MRO supplies and integrated supply services, from 1999 until joining the Company in 2002.

David R. Sauder Vice President — Global Business Development	Mr. Sauder, 39, was elected Vice President — Global Business Development upon joining the Company in November 2008. Prior to joining the Company, Mr. Sauder was Director, Global Business Development at Joy Mining Machinery where he was responsible for leading mergers and acquisitions and new business initiatives from December 2007. Prior to that, he was Manager, Business Development for Eaton Corporation from April 2006 to December 2007. He previously held various positions of increasing responsibility at Duquesne Light Company from August 1998 to April 2006.

David L. Voltz Vice President, General Counsel and Secretary	Mr. Voltz, 56, was elected Vice President, General Counsel and Secretary in December 1987. Mr. Voltz joined the Company in 1981.

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser. Each of the individuals below have served in their capacities with Purchaser since Purchaser’s formation in February 2010. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with L.B. Foster. The business address of each of these individuals is c/o L.B. Foster, at 415 Drive, Pittsburgh, PA 15220, and each of these individuals is a citizen of the United States of America.

1.	Directors and Executive Officer of Foster Thomas Company

Stan L. Hasselbusch Director and President & CEO of Purchaser	See information above for principal occupations during past 5 years.

David J. Russo Director and Senior Vice President, CFO & Treasurer of Purchaser	See information above for principal occupations during past 5 years.

David L. Voltz Director and Vice President & Secretary of Purchaser	See information above for principal occupations during past 5 years.

David Sauder Vice President of Purchaser	See information above for principal occupations during past 5 years.

Facsimile copies of Letters of Transmittal, properly completed and duly executed, will be accepted. The appropriate Letter of Transmittal, the Share Certificates and any other required documents should be sent or delivered by each Portec shareholder or the Portec shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

by mail:	by facsimile transmission:	by hand or overnight courier:

Computershare Trust Company, N.A c/o Corporate Actions — Portec Rail Products, Inc. P.O. Box 43011 Providence, RI 02940-3011	(For Eligible Institutions only) 617-360-6810 Confirmation of Facsimile Transmissions by Telephone: 781-575-2332	Computershare Trust Company, N.A. c/o Corporate Actions — Portec Rail Products, Inc. 250 Royall Street Canton, MA 02021

You may direct questions and requests for assistance to the Information Agent at its address and telephone number set forth below. You may obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and other tender offer materials from the Information Agent as set forth below, and they will be furnished promptly at L.B. Foster expense. You also may contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

1200 Wall Street West
Lyndhurst, New Jersey 07071
Call Toll-Free: (877) 864-5053
Bank and Brokers call: (201)- 806-7300